Exhibit 10.3

EXECUTION VERSION

Wells Fargo Bank, National Association

1100 Abernathy Road, Suite 1600

Atlanta, GA 30328

WF Investment Holdings, LLC

550 S. Tryon Street

Charlotte, NC 28202

Wells Fargo Securities, LLC

550 S. Tryon Street

Charlotte, NC 28202

CONFIDENTIAL

July 14, 2017

H&E Equipment Services, Inc.

7500 Pecue LaneBaton Rouge,

Louisiana 70809

Attention: Leslie Magee

Re:	Project Yellow Iron Commitment Letter

$1,250 Million Senior Secured Asset-Based Credit Facility

$825 Million Senior Unsecured Bridge Facility

Ladies and Gentlemen:

You have advised Wells Fargo Bank, National Association (“Wells Fargo Bank”), WF Investment Holdings, LLC (“WFIH”) and Wells Fargo Securities, LLC (“Wells Fargo Securities” and, collectively with Wells Fargo Bank and WFIH, the “Commitment Parties” or “we” or “us”) that H&E Equipment Services, Inc. (the “Company” or “you”) seeks financing to fund the purchase price for the proposed acquisition (the “Acquisition”) of all of the equity interests of a company previously identified to us as “Neptune” (the “Acquired Company”) from the existing equity holders of the Acquired Company (collectively, the “Sellers”) pursuant to a merger agreement between a subsidiary of the Company and the Acquired Company (the “Acquisition Agreement”).

You have further advised us that the total funds needed to (a) finance the Acquisition, (b) refinance certain existing indebtedness of the Company and its subsidiaries and of the Acquired Company and its subsidiaries, including without limitation, (i) the Company’s Existing Credit Agreement, (ii) that certain Second Amended and Restated Senior Secured Credit Agreement, dated as of October 1, 2010, as amended and restated as of November 20, 2013, as further amended and restated as of February 25, 2016, among Neff LLC, Neff Holdings LLC, the other Credit Parties (as defined therein) party thereto, the Lenders (as defined therein) party thereto from time to time and Bank of America, N.A., as administrative agent and collateral agent, and (iii) that certain Second Lien Credit Agreement, dated as of June 9, 2014, among Neff Holdings LLC, Neff LLC, Neff Rental LLC, the Lenders party thereto, Credit Suisse AG as administrative agent and collateral agent (such refinancings, collectively, the “Refinancing”), (c) pay fees, commissions and expenses in connection with the Transactions (as defined below) and (d) finance ongoing working capital requirements and other general corporate purposes will consist of:

(i)    a senior secured asset-based credit facility of $1,250 million to the Company (the “ABL Facility”), as described in the Summary of Proposed Terms and Conditions attached hereto as Annex A (the “ABL Term Sheet”); and

(ii)    the issuance and sale by the Company of senior unsecured notes (the “Notes”) in a public offering or in a Rule 144A or other private placement on or prior to the Closing Date (as defined below) yielding up to $575 million (which may be increased to $825 million) in gross cash proceeds (exclusive of any additional notes issued and sold to repay or refinance the Existing Notes (as defined below)) on or prior to the Closing Date (as defined below) and $250 million in net cash proceeds from the sale of common equity securities (other than Exempt Equity Sales (as defined below)) or, in the event the Notes are not issued at the time the other Transactions are consummated and/or the net proceeds of such equity sales are less than $250 million, borrowings by the Company of up to $825 million, less the aggregate principal amount of the Notes and other debt securities issued and the net cash proceeds of equity (other than Exempt Equity Sales), if any, issued on or prior to the Closing Date (and, for the avoidance of doubt, the Bridge Commitment (as defined below) shall be reduced by the amount of such net cash equity proceeds and by the aggregate principal amount of any Notes and other debt securities issued, including issued into escrow, on or prior to the Closing Date, in each case, upon the issuance thereof), under a senior unsecured credit facility (the “Bridge Facility” and, together with the ABL Facility, the “Facilities”) as described in the Summary of Proposed Terms and Conditions attached hereto as Annex B (the “Bridge Term Sheet” and, together with the ABL Term Sheet, the “Term Sheets”). “Exempt Equity Sales” mean (1) the issuance of equity based awards granted pursuant to the Company’s benefit plans, and (2) the issuance of equity upon the exercise of any such equity based awards or conversion of any convertible securities issued under equity awards.

Following the Acquisition, none of the Company or its subsidiaries will have any debt for borrowed money or preferred stock except (a) as described in the preceding paragraph, (b) the Company’s $630 million aggregate principal amount of 7% senior unsecured notes due 2022 (the “Existing Notes”) or any refinancing (in whole or in part) thereof, (c) Permitted Surviving Debt (as defined in the Conditions Annex), (d) capital leases existing on the date hereof, (e) capital leases entered into on or after the date hereof in the ordinary course of business, and (f) other immaterial indebtedness reasonably agreed by the Lead Arrangers.

As used herein, the term “Transactions” means, collectively, the Acquisition, the Refinancing, the initial borrowings and other extensions of credit under the ABL Facility, in each case, on the Closing Date, the issuance of the Notes on or prior to the Closing Date and/or the borrowings under the Bridge Facility on the Closing Date (as applicable) and the payment of fees, commissions and expenses in connection with each of the foregoing. This letter, including the Term Sheets and the Conditions Annex attached hereto as Annex C (the “Conditions Annex”), is hereinafter referred to as the “Commitment Letter”. The date of the consummation of the Acquisition and the initial funding of the ABL Credit Facility and, if applicable, the Bridge Facility, is referred to as the “Closing Date”. Except as the context otherwise requires, references to the “Company and its subsidiaries” will include the Acquired Company and its Subsidiaries after giving effect to the Acquisition.

1.    Commitments. Upon the terms set forth in this Commitment Letter and subject only to the satisfaction (or waiver thereof by the ABL Administrative Agent (with respect to the ABL Facility) or the Bridge Administrative Agent (with respect to the Bridge Facility), as applicable) of solely the conditions set forth in the Conditions Annex (hereinafter referred to as the “Exclusive Funding Conditions”), (a) Wells Fargo Bank is pleased to advise you of its commitment to provide to the Company and certain of its subsidiaries 100% of the principal amount of the ABL Facility (the “ABL Commitment”) and (b) WFIH is pleased to advise you of its commitment to provide to the Company 100% of the principal amount of the Bridge Facility (the “Bridge Commitment” and, together with the ABL Commitment, the “Commitments”). Notwithstanding anything in this Commitment Letter, the fee letter dated the date hereof from the Commitment Parties to you (the “Fee Letter”), the Financing Documentation (as defined in the Conditions Annex), the Acquisition Agreement or any other agreement, document, instrument or other undertaking concerning the Facilities or the financing of the Transactions to the contrary, there are no conditions (implied or otherwise) to the Commitments and the undertakings of the Commitment Parties hereunder, including compliance with the terms of the Commitment Letter, other than those that are expressly stated in the Exclusive Funding Conditions. Wells Fargo Bank is referred to herein as the “Initial Lender”, with Wells Fargo Bank as Initial Lender under the ABL Facility being herein called the “Initial ABL Lender” and WFIH as Initial Lender under the Bridge Facility being herein called the “Initial Bridge Lender.”

2.    Titles and Roles. Wells Fargo Bank, acting alone or through or with affiliates selected by it, will act as the sole bookrunner and sole lead arranger (in such capacities, the “ABL Lead Arranger”) in arranging and syndicating the ABL Facility, and Wells Fargo Securities, acting alone or through or with affiliates selected by it, will act as the sole bookrunner and sole lead arranger (in such capacities, the “Bridge Lead Arranger” and together with the ABL Lead Arranger, the “Lead Arrangers”) in arranging and syndicating the Bridge Facility. Wells Fargo Bank (or an affiliate selected by it) will act as the sole administrative agent (in such capacity, the “ABL Administrative Agent”) for the ABL Facility. Wells Fargo Bank (or an affiliate selected by it) will act as the sole administrative agent (in such capacity, the “Bridge Administrative Agent” and, together with the ABL Administrative Agent, the “Administrative Agents”) for the Bridge Facility. No additional agents, co-agents, arrangers or bookrunners will be appointed and no other titles will be awarded and no other compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter) will be paid by you, the Credit Parties or any of your or their respective affiliates unless, in each case, you and we shall agree in writing; provided that (i) on or prior to the date which is 10 business days after the date of this Commitment Letter, additional financial institutions reasonably acceptable to the Lead Arrangers may be appointed on terms to be agreed as joint lead arrangers and joint bookrunners, in each case, in respect of the Facilities (pro rata across the Facilities) and (ii) the Lead Arrangers shall have the right, in consultation with you, to award titles to other co-agents, arrangers or bookrunners who are Lenders (as defined below) that provide (or whose affiliates provide) commitments in respect of either or both of the Facilities (it being further agreed that (w) each of the parties hereto shall execute a revised version of this Commitment Letter or an amendment or joinder hereto to reflect the commitment or commitments of any such institution (or its affiliate), (x) no other agent, co-agent, arranger or bookrunner (other than the Lead Arrangers) will have rights in respect of the management of the syndication of the Facilities (including, without limitation, in respect of “market flex” rights under the Fee Letter, over which the Lead Arrangers will have sole control), (y) Wells Fargo Securities will have the “left” and “highest” placement in any and all marketing materials or other documentation used in connection with the Facilities and shall hold the leading role and responsibilities conventionally associated with such placement, including maintaining sole physical books for the Facilities and (z) no additional compensation will be paid by you, the Credit Parties or any of your or their respective affiliates unless, in each case, you and we shall agree in writing).

3.    [Reserved].

4.    Syndication.

(a)    The Lead Arrangers intend and reserve the right, both prior to and after the Closing Date, to secure commitments for the Facilities from a syndicate of banks, financial institutions and other entities (such banks, financial institutions and other entities committing to the ABL Facility, including Wells Fargo Bank, the “ABL Lenders”; such financial institutions and other entities committing to the Bridge Facility, including WFIH, the “Bridge Lenders”; and, together with the ABL Lenders, the “Lenders”)) upon the terms and subject to the conditions set forth in this Commitment Letter. Until the earlier of (i) the date that a Successful Syndication (as defined in the Fee Letter) is achieved and (ii) the date that is 60 days following the Closing Date (the “Syndication Date”), you agree to, and will use commercially reasonable efforts to cause appropriate members of management of the Acquired Company to, assist us actively in achieving a syndication of the Facilities that is reasonably satisfactory to us and you. To assist us in our syndication efforts, you agree that you will, and will cause your representatives and advisors to, and will use commercially reasonable efforts to cause appropriate members of management of the Acquired Company and its representatives and advisors to, (i) provide promptly to the Commitment Parties and the other Lenders upon request all information reasonably deemed necessary by the Lead Arrangers to assist the Lead Arrangers and each Lender in their evaluation of the Transactions and to complete the syndication, (ii) make your senior management and (to the extent reasonable and practical and using commercially reasonable efforts) appropriate members of management of the Acquired Company available to prospective Lenders on reasonable prior notice and at reasonable times and places, (iii) host, with the Lead Arrangers, one or more meetings and/or calls with prospective Lenders at mutually agreed times and locations, (iv) assist, and cause your affiliates and advisors to assist, the Lead Arrangers in the preparation of one or more customary confidential information memoranda, Lenders presentations, and other marketing materials in form and substance reasonably satisfactory to the Lead Arrangers to be used in connection with the syndication, (v) use commercially reasonable efforts to ensure that the syndication efforts of the Lead Arrangers benefit materially from the existing lending relationships of the Company and the Acquired Company, (vi) use commercially reasonable efforts to obtain, at the Company’s expense, (A) a current public corporate credit rating from Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global, Inc. (“S&P”), (B) a current public corporate family rating from Moody’s Investors Service, Inc. (“Moody’s”) and (C) a current public rating with respect to the Bridge Facility and the Notes from each of S&P and Moody’s, in each case, prior to launch of syndication or placement and at least 30 days prior to the Closing Date and to participate actively in the process of securing such ratings, including having your senior management and (to the extent reasonable and practical) appropriate members of management of the Acquired Company meet with such rating agencies and (vii) your ensuring (and using your commercially reasonable efforts to cause the Acquired Company to ensure) that prior to the later of the Closing Date and the Syndication Date there will be no competing issues, offerings, placements, arrangements or syndications of debt securities or commercial bank or other credit facilities by or on behalf of you or your subsidiaries or the Acquired Company and its subsidiaries, being offered, placed or arranged (other than the Facilities, the Notes and any refinancing of the Existing Notes with debt securities) without the written consent of the Lead Arrangers (such consent not to be unreasonably withheld, conditioned or delayed) other than indebtedness incurred in the ordinary course of business of the Company and the Acquired Company and their respective subsidiaries in connection with vendor financing; provided that, in each case, you shall not be obligated to provide any information or materials in connection with any of the foregoing to the extent the provision of any such information or materials would violate any applicable law or confidentiality restrictions binding on you, the Acquired Company or any of your respective affiliates, except that you shall provide notice to the Lead Arrangers that such information is being withheld to the extent you are able to do so without violating such applicable law or restriction; provided, further, that your obligations pursuant to this paragraph shall be limited, with respect to assistance by the Acquired Company and its affiliates, to the extent not in contravention of the Acquisition Agreement.

(b)    The Lead Arrangers and/or one or more of their affiliates (in consultation with you) will exclusively manage all aspects of the syndication of the Facilities, including decisions as to the selection and number of potential Lenders to be approached (excluding any Disqualified Institutions (as defined below)), when they will be approached, whose commitments will be accepted, any titles offered to the Lenders and the final allocations of the commitments and any related fees among the Lenders, and the Lead Arrangers will exclusively perform all functions and exercise all authority as is customarily performed and exercised in such capacities; provided that, after Successful Syndication (as defined in the Fee Letter) is achieved, any Lender from which commitments have been accepted shall be reasonably acceptable to you. Notwithstanding the Lead Arrangers’ right to syndicate the Facilities and receive commitments with respect thereto, unless otherwise expressly agreed to by you in writing, (i) no Initial Lender shall be relieved or released from its obligations hereunder (including its obligation to fund the Facilities on the Closing Date) in connection with any syndication, assignment or participation in the Facilities, including its Commitments, until the initial funding under the Facilities has occurred on the Closing Date; provided that for the avoidance of doubt, the Commitment of Wells Fargo Bank will be reduced on a dollar-for-dollar basis by the amount of any corresponding commitment allocated to additional financial institutions pursuant to Section 2 hereof, (ii) no assignment by any Initial Lender shall become effective with respect to all or any portion of any Initial Lender’s Commitments until the initial funding of the Facilities (except to the extent that Notes are issued and paid for in lieu of the Bridge Facility or a portion thereof), (iii) unless you and we agree in writing, each Initial Lender will retain exclusive control over all rights and obligations with respect to its Commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred and (iv) the Lead Arrangers will not syndicate, participate to or otherwise assign any portion of the Commitments and Facilities to those persons that are (A) identified by you to us in writing on or prior to the date hereof, (B) your competitors or competitors of the Acquired Company or any of its subsidiaries that are identified by you to us in writing (or, if after the Closing Date, by the Company in writing to the applicable Administrative Agent) from time to time or (C) affiliates of any such persons referred to in clauses (A) or (B) above that are either (1) identified by you to us in writing (or, if after the Closing Date, by the Company in writing to the applicable Administrative Agent) from time to time or (2) clearly identifiable as an affiliate of such persons on the basis of such affiliate’s name (the persons described in clauses (A) through (C), collectively, the “Disqualified Institutions”). Without limiting your obligations to assist with the syndication efforts as set forth herein, it is understood that the Commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Facilities and in no event shall the syndication of the Facilities constitute a condition to the availability of the Facilities on the Closing Date.

5.    Information.

(a)    You represent, warrant and covenant that (i) all written information and written data (other than the Projections, as defined below, other projections, budgets, estimates, forward-looking information and information of a general economic or general industry nature) concerning the Company, the Acquired Company and their subsidiaries (solely as they relate to matters with respect to the Acquired Company and its subsidiaries prior to the Closing Date, the foregoing representations, warranties and covenants are made to the best of your knowledge), and the Transactions that has been or will be made available to the Commitment Parties or the Lenders by you, or any of your representatives, subsidiaries or affiliates (or on your or their behalf) (the “Information”), when taken as a whole when furnished (after giving effect to all supplements and updates thereto through the date furnished), (x) is, and in the case of Information made available after the date hereof, will be complete and correct in all material respects and (y) does not, and in the case of Information made available after the date hereof, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading and (ii) all financial projections concerning, the Company, the Acquired Company and their respective subsidiaries, taking into account the consummation of the Transactions, that have been or will be made available to the Commitment Parties or the Lenders by you, or any of your representatives, subsidiaries or affiliates (or on your behalf) (the “Projections”) have been and will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made, it being understood that such Projections are not to be viewed as facts, are not a guarantee of performance and that actual results may vary from the Projections and such differences may be material. You agree that if, at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties contained in the preceding sentence would be incorrect in any respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement (or, in the case of Information or Projections concerning the Acquired Company or any of its subsidiaries, prior to the Closing Date, use your commercially reasonable efforts to the extent not in contravention of the Acquisition Agreement, to promptly supplement) the Information and the Projections so that such representations are correct in all respects under those circumstances. We will be entitled to use and rely upon, without responsibility to verify independently, the Information and the Projections. You acknowledge that we may share with any of our affiliates (it being understood that such affiliates will be subject to the confidentiality agreements between you and us), and such affiliates may share with the Commitment Parties, any information related to you, the Acquired Company, or any of your or their subsidiaries or affiliates (including, without limitation, in each case, information relating to creditworthiness) and the transactions contemplated hereby.

(b)    You acknowledge that (i) the Commitment Parties will make available, on your behalf, the Information, Projections and other marketing materials and presentations, including the confidential information memoranda (collectively, the “Informational Materials”), to the potential Lenders by posting the Informational Materials on SyndTrak Online or by other similar electronic means (collectively, the “Electronic Means”) and (ii) certain prospective Lenders may be “public side” (i.e., lenders that have personnel that (a) wish only to receive information and documentation that is publicly available or would be publicly available if the Acquired Company and its subsidiaries and affiliates were U.S. reporting companies and (b) do not wish to receive material non-public information within the meaning of the United States federal or state securities laws (“MNPI”) with respect to the Company, the Acquired Company or their subsidiaries or affiliates or any of their respective securities, and who may be engaged in investment and other market-related activities with respect to such entities’ securities (such Lenders, “Public Lenders”)). At the reasonable request of the Lead Arrangers, (A) you will assist, and cause your affiliates, advisors, and to the extent possible using commercially reasonable efforts, appropriate representatives of the Acquired Company to assist, the Lead Arrangers in the preparation of Informational Materials to be used in connection with the syndication of the Facilities to Public Lenders, which will not contain MNPI (the “Public Informational Materials”), (B) you will identify and conspicuously mark any Public Informational Materials “PUBLIC”, and (C) you will identify and conspicuously mark any Informational Materials that include any MNPI as “PRIVATE AND CONFIDENTIAL”. Notwithstanding the foregoing, you agree that the Commitment Parties may distribute the following documents to all prospective Lenders (including the Public Lenders) on your behalf, unless you advise the Commitment Parties in writing (including by email) within a reasonable time prior to their intended distributions that such material should not be distributed to Public Lenders: (w) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (x) notifications of changes in the terms of the Facilities, (y) financial information regarding the Company and its subsidiaries (other than the Projections) and (z) other materials intended for prospective Lenders after the initial distribution of the Informational Materials, including drafts and final versions of the Term Sheets and the Financing Documentation. If you advise us in writing (including by email) that any of the foregoing items (other than the Financing Documentation) should not be distributed to Public Lenders, then the Commitment Parties will not distribute such materials to Public Lenders without further discussions with you. Before distribution of any Informational Materials to prospective Lenders, you shall provide us with a customary letter authorizing the dissemination of the Informational Materials and confirming the accuracy and completeness in all material respects of the information contained therein (subject to the qualifications referenced in Section 5(a) above) and, in the case of Public Informational Materials, confirming the absence of MNPI therefrom. Any Information Materials shall exculpate you, the Acquired Company, and your and their respective affiliates with respect to any liability related to the unauthorized misuse of such Information Materials.

6.    Indemnification. You agree to indemnify and hold harmless the Commitment Parties and each of their respective affiliates, directors, officers, employees, partners, representatives, advisors and agents and each of their respective heirs, successors and assigns (each, an “Indemnified Party”) from and against any and all actions, suits, losses, claims, damages, penalties, liabilities and expenses of any kind or nature (including legal expenses), joint or several, to which such Indemnified Party may become subject or that may be incurred or asserted or awarded against such Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any matters contemplated by this Commitment Letter, the Transactions or any related transaction (including, without limitation, the execution and delivery of this Commitment Letter, the Financing Documentation, the documentation for debt financing issued for the purpose of refinancing all or a portion of the Facilities (the “Permanent Financing”) and the closing of the Transactions) or (b) the use or the contemplated use of the proceeds of the Facilities, and will reimburse each Indemnified Party for all reasonable and documented out-of-pocket expenses (limited, in the case of attorney’s fees, to reasonable and documented out-of-pocket attorneys’ fees, expenses and charges of (x) one primary outside counsel to all Indemnified Parties taken as a whole, (y) if reasonably necessary, one local counsel to all Indemnified Parties taken as a whole in each relevant jurisdiction (which may include a single counsel acting in multiple jurisdictions) and (z) solely in the case of an actual or perceived conflict of interest where the Indemnified Party affected by such conflict of interest has informed you in writing of such conflict and thereafter retains its own counsel, one additional counsel in each relevant jurisdiction to each group of Indemnified Parties similarly situated taken as a whole, and, in all cases excluding, for the avoidance of doubt, the allocated costs of internal counsel) promptly on demand as they are incurred in connection with any of the foregoing; provided that no Indemnified Party will have any right to indemnification for any of the foregoing to the extent resulting from (i) such Indemnified Party’s own gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment, (ii) a material breach by such Indemnified Party of its obligations under this Commitment Letter, the Fee Letter or the Financing Documentation as determined by a court of competent jurisdiction in a final non-appealable judgment or (iii) any dispute solely among Indemnified Parties, other than any claims against any Commitment Party in its respective capacity or in fulfilling its role as an administrative agent or arranger or any similar role hereunder or under the Facilities and other than any claims arising out of any act or omission on the part of you or your subsidiaries or affiliates. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. You also agree that no Indemnified Party will have any liability (whether direct or indirect, in contract or tort, or otherwise) to you or your affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent such liability is determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s own gross negligence, bad faith, willful misconduct or material breach of its obligations under this Commitment Letter, the Fee Letter or the Financing Documentation. No party hereto will be liable for any indirect, consequential, special or punitive damages in connection with this Commitment Letter, the Fee Letter, the Financing Documentation or any other element of the Transactions; provided that nothing contained in this sentence shall limit your indemnity obligations set forth herein. No Indemnified Party will be liable to you, your affiliates or any other person for any damages arising from the use by others of Informational Materials or other materials obtained by Electronic Means, and you shall not be liable to us, our affiliates or any other person for damages arising from misuse by others of Information Materials or other materials obtained by Electronic Means except, in each case, to the extent that such damages are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such person. You shall not, without the prior written consent of each Indemnified Party affected thereby (such consent not to be unreasonably withheld, conditioned or delayed), settle any threatened or pending claim or action that would give rise to the right of any Indemnified Party to claim indemnification hereunder unless such settlement (x) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnified Party, (y) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of such Indemnified Party and (z) requires no action on the part of the Indemnified Party other than its consent.

7.    Fees. As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to cause to be paid the nonrefundable fees described in the Fee Letter on the terms and subject to the conditions set forth therein.

8.    Confidentiality.

(a)    This Commitment Letter and the Fee Letter (collectively, the “Commitment Documents”) and the existence and contents hereof and thereof shall be confidential and may not be disclosed, directly or indirectly, by you in whole or in part to any person without our prior written consent, except for disclosure (i) hereof or thereof on a confidential basis to your directors, officers, employees, accountants, attorneys and other professional advisors who have been advised of their obligation to maintain the confidentiality of the Commitment Documents for the purpose of evaluating, negotiating or entering into the Transactions, (ii) in any legal, judicial, administrative, regulatory or other compulsory proceeding or process or as otherwise required by law, rule or regulation (in which case, you agree, to the extent permitted by law, to inform us promptly thereof), (iii) the Commitment Documents on a confidential basis to the board of directors, officers and advisors of the Sellers and the Acquired Company in connection with their consideration of the Acquisition (provided that any information relating to pricing (including in any “market flex” provisions that relate to pricing), fees and expenses has been redacted in a manner reasonably acceptable to us), (iv) this Commitment Letter, but not the Fee Letter, in any required filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges, (v) the Term Sheets to any ratings agency in connection with the Transactions, (vi) of a generic nature of aggregate sources and uses, and (vii) of such information that has become publicly available other than by reason of disclosure by you in breach of this Commitment Letter. In connection with any disclosure by you to any third party as set forth above (except as set forth in clauses (ii) and (vii) above), you shall notify such third party of the confidential nature of the Commitment Documents and agree to be responsible for any failure by any third party to whom you disclosed the Commitment Documents or any portion thereof to maintain the confidentiality of the Commitment Documents or any portion thereof. The Commitment Parties shall be permitted to use information related to the syndication and arrangement of the Facilities (including your name and company logo) in connection with obtaining a CUSIP number, marketing, press releases or other transactional announcements or updates provided to investor or trade publications, subject to confidentiality obligations or disclosure restrictions reasonably requested by you. Prior to the Closing Date, the Commitment Parties shall have the right to review and approve any public announcement or public filing made by you, or the Acquired Company or your or their representatives relating to the Facilities or to any of the Commitment Parties in connection therewith, before any such announcement or filing is made (such approval not to be unreasonably withheld, conditioned or delayed). The provisions of this paragraph with respect to the Commitment Letter shall automatically terminate three years following the date of this Commitment Letter.

(b)    The Commitment Parties and their affiliates will use all non-public information provided to them or such affiliates by or on behalf of you hereunder or in connection with the Acquisition and the related Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and related matters and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent any Commitment Party from disclosing any such information (i) to any Lenders or participants or prospective Lenders or participants, in each case, other than any Disqualified Institution, (ii) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable law or regulations, (iii) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or its affiliates, (iv) to the employees, legal counsel, independent auditors, professionals and other experts or agents of such Commitment Party who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (v) to any of its respective affiliates solely in connection with the Transactions, (vi) to the extent any such information becomes publicly available other than by reason of disclosure by such Commitment Party or its affiliates in breach of this Commitment Letter, (vii) to the extent that such information is received by such Commitment Party from a third party that is not to such Commitment Party’s knowledge subject to confidentiality obligations to you, (viii) to the extent that such information is independently developed by such Commitment Party, (ix) to ratings agencies in connection with the Transactions and (x) for purposes of establishing a “due diligence” defense. The provisions of this paragraph with respect to the Commitment Parties shall automatically terminate on the earlier of (i) two years following the date of this Commitment Letter and (ii) the Closing Date.

(c)    The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each of them is required to obtain, verify and record information that identifies you and any additional Credit Parties, which information includes your and their respective names, addresses, tax identification numbers and other information that will allow the Commitment Parties and the other Lenders to identify you and such other parties in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the Lenders.

9.    Other Services.

(a)    Nothing contained herein shall limit or preclude the Commitment Parties or any of their affiliates from carrying on any business with, providing banking or other financial services to, or from participating in any capacity, including as an equity investor, in any party whatsoever, including, without limitation, any competitor, supplier or customer of you any Seller, the Acquired Company or any of your or their affiliates, or any other party, that may have interests different than or adverse to such parties.

(b)    You acknowledge that the Lead Arrangers and their respective affiliates (the term “Lead Arranger” as used in this section being understood to include such affiliates) (i) may be providing debt financing, equity capital or other services (including financial advisory services) to other entities and persons with which you, the Sellers, the Acquired Company or your or their respective affiliates may have conflicting interests regarding the Transactions and otherwise, (ii) may act, without violation of its contractual obligations to you, as it deems appropriate with respect to such other entities or persons, and (iii) have no obligation in connection with the Transactions to use, or to furnish to you, the Sellers, the Acquired Company or your or their respective affiliates or subsidiaries, confidential information obtained from other entities or persons. You acknowledge that Wells Fargo Securities has been retained by you (or one of your affiliates) as financial advisor (in such capacity, the “Buy-Side Financial Advisor”) in connection with the Acquisition. You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from the engagement of the Buy-Side Financial Advisor, on the one hand, and our and our affiliates’ relationships with you as described and referred to herein, on the other.

(c)    In connection with all aspects of the Transactions, you acknowledge and agree that (i) the Facilities and any related arranging or other services contemplated in this Commitment Letter constitute an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, and you are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the Transactions, (ii) in connection with the process leading to the Transactions, each of the Commitment Parties is and has been acting solely as a principal and not as a financial advisor, agent or fiduciary, for you, the Acquired Company or any of your or their respective management, affiliates, equity holders, directors, officers, employees, creditors or any other party, (iii) no Commitment Party or any affiliate thereof has assumed or will assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the Transactions or the process leading thereto (irrespective of whether any Commitment Party or any of its affiliates has advised or is currently advising you or your affiliates or the Acquired Company or its affiliates on other matters) and no Commitment Party has any obligation to you or your affiliates with respect to the Transactions except those obligations expressly set forth in the Commitment Documents, (iv) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates and no Commitment Party shall have any obligation to disclose any of such interests, and (v) no Commitment Party has provided any legal, accounting, regulatory or tax advice with respect to any of the Transactions and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate. You hereby waive and release, to the fullest extent permitted by law, any claims that you may have against any Commitment Party or any of their respective affiliates with respect to any breach or alleged breach of agency, fiduciary duty or conflict of interest.

10.    Acceptance/Expiration of Commitments.

(a)    This Commitment Letter and the Commitments of Wells Fargo Bank and the undertakings of Wells Fargo Securities set forth herein shall automatically terminate at 5:00 p.m. (Eastern Time) on July 14, 2017 (the “Acceptance Deadline”), without further action or notice unless signed counterparts of this Commitment Letter and the Fee Letter shall have been delivered to the Lead Arrangers.

(b)    In the event this Commitment Letter is accepted by you as provided above, the Commitments and agreements of Wells Fargo Bank and the undertakings of Wells Fargo Securities set forth herein will automatically terminate without further action or notice upon the earliest to occur of (i) consummation of the Acquisition (with or without the use of the Senior Credit Facilities), (ii) termination of the Acquisition Agreement, and (iii) 5:00 p.m. (Eastern Time) on January 14, 2018, if the Closing Date shall not have occurred by such time; provided that such date that may be extended to April 10, 2018, if extended pursuant to the terms of Section 8.1(a)(ii) of the Acquisition Agreement as in effect on the date hereof.

11.    Survival. The sections of this Commitment Letter and the Fee Letter relating to Indemnification, Expenses, Confidentiality, Other Services, Survival and Governing Law shall survive any termination or expiration of this Commitment Letter, the Commitment of Wells Fargo Bank or the undertakings of Wells Fargo Securities set forth herein (regardless of whether definitive Financing Documentation is executed and delivered), and the sections relating to Syndication and Information shall survive until the completion of the syndication of the Facilities; provided that your obligations under this Commitment Letter (other than your obligations with respect to the sections of this Commitment Letter relating to Syndication, Information, Confidentiality, Other Services, Survival and Governing Law) shall be superseded by the provisions of the Financing Documentation (to the extent covered thereby) upon the initial funding thereunder; provided further, that your obligations with respect to the sections of this Commitment Letter relating to Syndication shall terminate on the Syndication Date.

12.    Governing Law. THIS COMMITMENT LETTER AND THE FEE LETTER, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED THERETO (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF OR THEREOF), SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REFERENCE TO ANY OTHER CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF ; PROVIDED THAT, NOTWITHSTANDING THE FOREGOING TO THE CONTRARY, IT IS UNDERSTOOD AND AGREED THAT ANY DETERMINATIONS AS TO (X) WHETHER ANY SPECIFIED ACQUISITION AGREEMENT REPRESENTATIONS HAVE BEEN BREACHED AND (Y) WHETHER A MATERIAL ADVERSE EFFECT (AS DEFINED IN THE CONDITIONS ANNEX) HAS OCCURRED, SHALL, IN EACH CASE BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER. With respect to any suit, action or proceeding arising in respect of this Commitment Letter or the Fee Letter or any of the matters contemplated hereby or thereby, the parties hereto hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any state or federal court located in the Borough of Manhattan, and irrevocably and unconditionally waive any objection to the laying of venue of such suit, action or proceeding brought in such court and any claim that such suit, action or proceeding has been brought in an inconvenient forum. The parties hereto hereby agree that service of any process, summons, notice or document by registered mail addressed to you or each of the Commitment Parties will be effective service of process against such party for any action or proceeding relating to any such dispute. A final judgment in any such action or proceeding may be enforced in any other courts with jurisdiction over you or each of the Commitment Parties.

13.    Miscellaneous. This Commitment Letter and the Fee Letter embody the entire agreement among the Commitment Parties and you and your affiliates with respect to the specific matters set forth above and supersede all prior agreements and understandings relating to the subject matter hereof. No person has been authorized by any of the Commitment Parties to make any oral or written statements inconsistent with this Commitment Letter or the Fee Letter. This Commitment Letter and the Fee Letter shall not be assignable by you without the prior written consent of the Commitment Parties, and any purported assignment without such consent shall be void. This Commitment Letter and the Fee Letter are not intended to benefit or create any rights in favor of any person other than the parties hereto, the Lenders and, with respect to indemnification, each Indemnified Party. This Commitment Letter and the Fee Letter may be executed in separate counterparts and delivery of an executed signature page of this Commitment Letter and the Fee Letter by facsimile or electronic mail shall be effective as delivery of manually executed counterpart hereof; provided that, upon the request of any party hereto, such facsimile transmission or electronic mail transmission shall be promptly followed by the original thereof. This Commitment Letter and the Fee Letter may only be amended, modified or superseded by an agreement in writing signed by each of you and the Commitment Parties.

By signing this Commitment Letter, each of the parties hereto hereby acknowledges and agrees that (a) Wells Fargo Bank is offering to provide the ABL Facility separate and apart from its offer to provide the Bridge Facility and (b) Wells Fargo Bank is offering to provide the Bridge Facility separate and apart from its offer to provide the ABL Facility.

[Signature Pages Follow]

If you are in agreement with the foregoing, please indicate acceptance of the terms hereof by signing the enclosed counterpart of this Commitment Letter and returning it to the Lead Arrangers, together with executed counterparts of the Fee Letter, by no later than the Acceptance Deadline.

Sincerely,

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Christopher C. Borin
Name:	Christopher C. Borin
Title:	Managing Director

WF INVESTMENT HOLDINGS, LLC

By:	/s/ Scott Yarbrough
Name:	Scott Yarbrough
Title:	Managing Director

WELLS FARGO SECURITIES, LLC

By:	/s/ Scott Yarbrough
Name:	Scott Yarbrough
Title:	Managing Director

Project Yellow Iron

Commitment Letter

Agreed to and accepted as of the date first

above written:

H&E EQUIPMENT SERVICES, INC.

By:	/s/ John Engquist
Name:	John Engquist
Title:	Chief Executive Officer

Project Yellow Iron

Commitment Letter

ANNEX A

$1.25 BILLION

SENIOR SECURED ASSET BASED CREDIT FACILITY

SUMMARY OF PROPOSED TERMS AND CONDITIONS

Unless otherwise defined herein, capitalized terms used herein and any accompanying Annexes shall have the same meanings as specified therefor in the Commitment Letter to which this Summary of Proposed Terms and Conditions is attached or the Existing Credit Agreement (as defined below), as applicable.

Borrowers:	(a) H&E Equipment Services, Inc. (the “Company”), (b) the wholly-owned domestic subsidiaries thereof party to the Existing Credit Agreement, (c) the Acquired Company, and (d) certain other wholly-owned domestic subsidiaries thereof that hold assets included in the Borrowing Base and mutually agreed by Company and the ABL Administrative Agent, with each being jointly and severally liable for all borrowings (each a “Borrower”; and collectively, jointly and severally, the “Borrowers”).

ABL Administrative Agent:	Wells Fargo Bank, National Association (“Wells Fargo”), will act as sole administrative agent (in such capacity, the “ABL Administrative Agent”).

ABL Lenders:	Wells Fargo and a syndicate of financial institutions and other entities but which in no event will include any Disqualified Institution (each an “ABL Lender” and, collectively, the “ABL Lenders”).

ABL Joint Lead Arrangers and ABL Joint Bookrunners:	Wells Fargo will act as left lead arranger and bookrunner for the ABL Facility (together with others to be determined, the “ABL Joint Lead Arrangers”).

Syndication Agent:	One or more financial institutions to be determined will act as syndication agent for the ABL Facility.

Documentation Agent:	One or more financial institutions to be determined will act as documentation agent for the ABL Facility.

ABL Facility:	A U.S. Dollar denominated, senior secured asset-based revolving credit facility (the “ABL Facility”) in an aggregate principal amount of $1.25 billion (the loans thereunder, the “ABL Loans”). The ABL Loans will be subject to availability as described under the heading “Availability” below.

Swingline Loans:	In connection with the ABL Facility, the ABL Administrative Agent (in such capacity, the “Swingline Lender”) will make available to the Borrowers a swingline facility under which the Borrowers may make short-term borrowings in dollars upon same-day notice of up to $100 million. Except for purposes of calculating the commitment fee described below, any such swingline borrowings will reduce availability under the ABL Facility on a dollar-for-dollar basis.

Upon notice from the Swingline Lender, the ABL Lenders will be unconditionally obligated to purchase participations in any swingline loan pro rata based upon their commitments under the ABL Facility.

If any ABL Lender becomes a “defaulting Lender,” then the swingline exposure of such defaulting Lender shall automatically be reallocated among the non-defaulting ABL Lenders pro rata in accordance with their commitments under the ABL Facility up to an amount such that the revolving credit exposure of such non-defaulting ABL Lender does not exceed its commitments. If such reallocation does not fully cover the exposure of such defaulting ABL Lender, then the Swingline Lender may require the Borrowers to repay such “uncovered” exposure in respect of the swingline loans and will have no obligation to make new swingline loans to the extent such swingline loans would exceed the commitments of the non-defaulting ABL Lenders.

Letters of Credit:

Up to $30 million of the ABL Facility will be available to the Borrowers for the purpose of issuing letters of credit under the ABL Facility. Each ABL Lender which is the issuer of any letter of credit issued under the Existing Credit Agreement (in each case, “Existing Letters of Credit”) shall be an Issuing Bank with respect to such Existing Letters of Credit. In all other cases, the issuing banks shall be Wells Fargo and each other ABL Lender acceptable to the ABL Administrative Agent (each, an “Issuing Bank”), in each case, on terms and conditions consistent with the ABL Documentation Principles (defined below). Each letter of credit shall expire not later than the earlier of (a) one year after its date of issuance and (b) the fifth business day prior to the final maturity of the ABL Facility; provided that any letter of credit may provide for renewal thereof for additional periods of up to 12 months (which in no event shall extend beyond the date referred to in clause (b) above), except to the extent cash collateralized or otherwise backstopped pursuant to arrangements reasonably acceptable to the Issuing Bank. The face amount of any outstanding letter of credit (and, without duplication, any unpaid drawing in respect thereof) issued under the ABL Facility will reduce availability under the ABL Facility on a dollar-for-dollar basis. Any of the foregoing to the contrary notwithstanding, Wells Fargo, in its capacity as an Issuing Bank, may, but shall not be obligated to, issue a letter of credit that supports the obligations of a Credit Party or one of its subsidiaries in respect of (i) a lease of real property or (ii) an employment contract.

Drawings under any letter of credit shall be reimbursed by the Borrowers (whether with their own funds or with the proceeds of ABL Loans) within one business day after notice of such drawing is received by the Borrowers from the Issuing Bank. The ABL Lenders will be irrevocably and unconditionally obligated to acquire participations in each letter of credit issued under the ABL Facility, pro rata in accordance with their commitments under the ABL Facility, and to fund such participations if the Borrowers do not reimburse the Issuing Bank for drawings within the time period specified above.

If any ABL Lender becomes a “defaulting Lender,” then the ABL Facility letter of credit exposure of such defaulting ABL Lender will automatically be reallocated among the non-defaulting ABL Lenders pro rata in accordance with their commitments under the ABL Facility up to an amount such that the revolving credit exposure of such non-defaulting ABL Lender does not exceed its commitments. If such reallocation does not fully cover the exposure of such defaulting ABL Lender, then the Issuing Bank may require the Borrowers to cash collateralize such “uncovered” exposure in respect of each outstanding letter of credit and will have no obligation to issue new letters of credit, or to extend, renew or amend existing letters of credit to the extent letter of credit exposure would exceed the commitments of the non-defaulting Lenders, unless such “uncovered” exposure is cash collateralized to the Issuing Bank’s reasonable satisfaction.

Letters of credit existing as of the Closing Date and issued by a bank which is a Lender under the ABL Facility shall be deemed to be letters of credit under the ABL Facility, subject to the ABL Administrative Agent’s reasonable approval as to the form of each such letter of credit.

Use of Proceeds:

Subject to Availability (as defined below), the proceeds of ABL Loans will be used (a) on the Closing Date, to fund a portion of the financing for the Acquisition and the Refinancing, pay transaction fees, costs and expenses relating to the Transactions, and cash collateralize any existing letters of credit outstanding on the Closing Date under facilities no longer available to the Borrowers as of the Closing Date and (b) after the Closing Date (i) to finance working capital from time to time for the Borrowers and their respective subsidiaries, and (ii) for other general corporate purposes not prohibited under the ABL Facility (including, without limitation, for acquisitions, restricted payments, investments and payments with respect to debt obligations not prohibited under the ABL Facility).

Subject to the foregoing limitations, letters of credit may be issued on the Closing Date to, among other things, backstop or replace letters of credit outstanding on the Closing Date under facilities no longer available to the Borrowers as of the Closing Date and for other purposes to be mutually agreed. Otherwise, letters of credit and ABL Loans will be available after the Closing Date, subject to the conditions and other provisions of the ABL Documentation (as defined below) and at any time prior to the final maturity of the ABL Facility, in minimum principal amounts to be mutually agreed upon. Amounts repaid under the ABL Facility may be reborrowed, subject to the terms and conditions of the ABL Documentation.

Availability:

Availability under the ABL Facility (the “Availability”) will be equal to the lesser of (a) the aggregate commitments under the ABL Facility less any reserves established by ABL Administrative Agent in its reasonable credit judgment (but without duplication of any reserves established in respect of the Borrowing Base) and (b) the then available unutilized portion of the Borrowing Base (as defined below).

“Borrowing Base” shall mean (a) 85% of eligible accounts and eligible rentals (each to be defined in a manner consistent with the ABL Documentation Principles), plus (b) 100% of the net book value of any new eligible equipment inventory (to be defined in a manner consistent with the ABL Documentation Principles) held for sale, plus (c) 50% of the net book value of any used eligible equipment inventory held for sale, plus (d) 50% of the net book value of any eligible parts and tools inventory (to be defined in a manner consistent with the ABL Documentation Principles), plus (e) 50% of the net book value of any eligible rolling stock (to be defined in a manner consistent with the ABL Documentation Principles), plus (f) the lesser of (i) 100% of the net book value of any eligible equipment inventory held for lease to third parties or being leased to third parties and (ii) 85% of the NOLV of any eligible equipment inventory held for lease to third parties or being leased to third parties, minus (g) reserves established by ABL Administrative Agent in its reasonable credit judgment.

“NOLV” means, as of any date of determination, with respect to eligible equipment inventory held for lease to third parties or being leased to third parties, the value of such eligible equipment inventory held for lease to third parties or being leased to third parties that is estimated to be recoverable in an orderly liquidation of such eligible equipment inventory held for lease to third parties or being leased to third parties, net of all associated costs and expenses of such liquidation, as determined from time to time by reference to the most recent appraisal of such eligible equipment inventory; provided that if such appraisal does not provide the costs and expenses of such liquidation on an item by item basis, then costs and expenses of liquidation for each item of eligible equipment inventory will be such amount as reasonably determined by the ABL Administrative Agent.

Eligibility criteria and reserves (including hedging reserves, if applicable) shall be consistent with the ABL Documentation Principles and shall initially be based on field exams and on appraisals conducted by the ABL Administrative Agent; provided, that the eligible accounts will be subject to a 20% concentration limit per account debtor (and its affiliates).

Any of the foregoing to the contrary notwithstanding, if the Borrowing Base has not been determined on or prior to the Closing Date, then from the Closing Date until the earlier of (A) 90 days after the Closing Date (as such date may be extended by the ABL Administrative Agent in its discretion by up to an additional 30 days) and (B) delivery of a certificate regarding the Borrowing Base in accordance with the terms of the ABL Documentation, the Borrowing Base will be deemed to be $1,100 million; provided, that if the Borrowing Base has not been determined following such 60th day after the Closing Date (as such date may be extended as set forth above), the Borrowing Base shall be reduced to zero until such time that customary field examinations and appraisals shall have been completed. In addition, from and after the date that is 60 days after the Closing Date, no equipment inventory or rolling stock (in each case to be defined in a manner consistent with the ABL Documentation Principles) shall be included in the Borrowing Base unless the ABL Administrative Agent has obtained a first-priority perfected security interest in such equipment inventory or rolling stock and had its lien noted on each certificate of title issued with respect to such equipment inventory or rolling stock. The Borrowers agree to use commercially reasonable efforts to (1) assist the ABL Administrative Agent in obtaining field examinations and appraisals prior to the Closing Date, (2) deliver a customary certificate regarding the Borrowing Base consistent with the ABL Documentation on or prior to the Closing Date, (3) if the Borrowing Base has not been determined on or prior to the Closing Date, establish internal procedures to calculate the Borrowing Base until the Borrowing Base is determined in a manner consistent with the ABL Documentation, and (4) to assist ABL Administrative Agent to obtain a first priority perfected security interest in all of the equipment inventory and rolling stock and to have its lien noted on each certificate of title issued with respect to such equipment inventory and rolling stock.

ABL Facility Increase:	The Borrowers will be entitled to request that the aggregate commitments under the ABL Facility be increased in an aggregate principal amount not to exceed $250 million (each, an “ABL Facility Increase”); provided that (a) no default or Event of Default exists immediately prior to or after giving effect thereto, (b) the representations and warranties in the ABL Facility Documentation shall be true and correct in all material respects on and as of the date of any ABL Facility Increase; (c) the terms of each ABL Facility Increase shall be identical to the ABL Facility and each ABL Facility Increase will be made as an increase in the commitment amount of the ABL Facility; (d) no ABL Lender will be required or otherwise obligated to provide any such ABL Facility Increase; and (e) delivery of such certificates, resolutions, customary opinions, reaffirmation agreements, notes, and other documentation as may be reasonably required by the ABL Administrative Agent (consistent with the ABL Documentation Principles). The financial institutions that provide any ABL Facility Increase that are not already ABL Lenders shall, subject to the consent of the ABL Administrative Agent and each Credit Party (such consent not to be unreasonably withheld, conditioned or delayed), become ABL Lenders under the ABL Facility.

Documentation:	The definitive financing documentation for the ABL Facility (the “ABL Documentation”) shall be drafted initially by counsel for the ABL Administrative Agent based on the ABL Administrative Agent’s standard ABL revolving credit facility template, which shall contain the terms set forth in this Annex A and, to the extent any other terms are not expressly set forth in this Annex A, will (a) be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date taking into account the timing of the syndication of the ABL Facility in coordination with the pre-closing requirements of the Acquisition Agreement and (b) contain such other terms as the Company and the Administrative Agent shall reasonably agree (provided that the credit agreement evidencing the ABL Facility shall contain only those mandatory prepayments set forth herein and representations, warranties, affirmative and negative covenants, financial covenants and events of default as expressly set forth in this Term Sheet or are otherwise consistent with the terms of this Term Sheet); it being understood and agreed that the substantive terms and provisions of the ABL Documentation shall be substantially consistent with the Fourth Amended and Restated Credit Agreement dated as of May 21, 2014, as amended by that certain Amendment No. 1 dated as of February 5, 2015, as further amended by that certain Letter Amendment dated as of November 29, 2016, among the Borrowers (as defined therein) party thereto, the Guarantors (as defined therein) party thereto, the financial institutions party thereto from time to time as lenders and issuing bank and General Electric Capital Corporation as administrative agent and the other parties thereto (the “Existing Credit Agreement” and, together with the existing guaranty and security agreement, intercreditor or subordination agreements, and the other agreements and documents executed in connection therewith, the “Existing Credit Documentation”) and such Existing Credit Documentation shall be further modified by terms set forth herein and subject to (i) materiality qualifications and other exceptions that give effect to and/or permit the Transactions, (ii) baskets, thresholds and exceptions that are to be agreed in light of the consolidated EBITDA, total assets, total leverage level of the Borrowers and their respective subsidiaries (after giving effect to the Transactions), (iii) such other modifications to reflect the operational and strategic requirements of the Borrowers and their respective restricted subsidiaries (after giving effect to the Transactions) in light of their size, total assets, geographic locations, industry (and risks and trends associated therewith), businesses, business practices, operations, financial accounting and the Projections, (iv) give due regard to including eligibility criteria based on field exams and appraisals, (v) modifications to reflect changes in law or accounting standards since the date of the Existing Credit Agreement, (vi) modifications to reflect reasonable administrative agency and operational requirements of the ABL Administrative Agent, (vii) remove or negate provisions which are no longer applicable or relevant, (viii) correct any errors or omissions (as reasonably determined by ABL Administrative Agent and the Company, acting in good faith), (ix) include updated, customary provisions regarding excluded swap obligations, EU bail-in legislation, anti-corruption regulations, know-your-customer requirements, and “continuing directors” guidance, in each case, as reasonably agreed to by ABL Administrative Agent and the Company, and (x) address such other changes as may be mutually agreed between ABL Administrative Agent and the Company. For the avoidance of doubt, in no event shall there by any additional conditions precedent to the Commitments, the undertakings of the Commitment Parties under the Commitment Letter or the closing and the making of the initial extensions of credit under the Facilities other than the Exclusive Funding Conditions. The provisions of this paragraph are referred to as the “ABL Documentation Principles.”

Guarantors:	The obligations of the Borrowers under the ABL Facility, under any hedging agreements entered into between any Credit Party (as defined below) and any counterparty that is a Lender (or any affiliate thereof) at the time such hedging agreement is executed and under any treasury management arrangements between any Credit Party and a Lender (or any affiliate thereof) will be unconditionally guaranteed, on a joint and several basis, by each existing and subsequently acquired or formed direct and indirect wholly-owned domestic restricted subsidiary of any Credit Party (other than (a) the other Borrowers, (b) any CFC, CFC Holdco, immaterial subsidiary (to be defined in a manner reasonably acceptable to the ABL Administrative Agent and the Company), captive insurance subsidiary, not-for-profit subsidiary, or special purpose entities (subject to limitations to be agreed), (c) any subsidiary for which such a guarantee would be prohibited or restricted by applicable law (including any requirement to obtain the consent, approval, license or authorization of any governmental authority, unless such consent, approval, license or authorization has been received); (d) any subsidiary for which such a guarantee would be prohibited by any enforceable contractual obligation in existence as of the Closing Date or, in the case of any subsidiary acquired after the Closing Date, in existence at the time of such acquisition thereof (and not entered into in contemplation of such acquisition) (subject to, in the case of non-wholly owned subsidiaries, customary adjustments to EBITDA and net income regarding non-controlling interests of third parties and the equity method of accounting); provided, however, that this clause (d) shall not apply to any contractual obligation (i) in the form of such subsidiary’s organizational documents; (ii) if the other parties to such contractual obligation are Credit Parties or restricted subsidiaries of a Credit Party; or (iii) if consent from the other parties to such contractual obligation has been obtained), (e) any subsidiary for which such a guarantee would result in material adverse tax consequences as reasonably determined in good faith by the Credit Parties in consultation with their tax advisors and reasonably approved by the ABL Administrative Agent, (f) any non-wholly subsidiary acquired, formed, or organized after the Closing Date pursuant to or in connection with any investment permitted under the ABL Documentation (subject to customary adjustments to EBITDA and net income regarding non-controlling interests of third parties and the equity method of accounting) and (g) any other subsidiary as to which the Borrowers and the ABL Administrative Agent reasonably agree that the cost of providing such a guarantee is excessive in relation to the value afforded to the ABL Lenders thereby; provided, however, that any of such subsidiaries which guarantees the debt of any Credit Party or grants any liens on any of its assets to secure any debt of any Credit Party shall be a Guarantor) (each, an “ABL Guarantor”; and such guarantee being referred to herein as a “ABL Guarantee”). All ABL Guarantees shall be guarantees of payment and not of collection. The Borrowers and the ABL Guarantors are herein referred to as the “Credit Parties” and, individually, as a “Credit Party.”

Security:

Subject to the limitations set forth below in this section, the ABL Documentation Principles and, on the Closing Date, the Limited Conditionality Provision (as defined in the Conditions Annex), there will be granted to the ABL Administrative Agent, for the benefit of the ABL Lenders, any counterparty to any hedging agreement that is an ABL Lender (or any affiliate thereof) at the time such hedging agreement is executed and any ABL Lender (or any affiliate thereof) with treasury management arrangements with any Credit Party, valid and perfected first priority (subject to certain customary exceptions satisfactory to the ABL Administrative Agent) and set forth in the ABL Documentation liens and security interests in and liens on all of the following (collectively, the “Collateral”):

(a)    All present and future capital stock or other membership or partnership equity ownership or profit interests (collectively, “Equity Interests”) in any wholly-owned subsidiary owned or held of record or beneficially by each of the Credit Parties (which pledge, in the case of the capital stock of any non-U.S. subsidiary that is (i) a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code of 1986, as amended (a “CFC”) or (ii) any U.S. subsidiary that is a disregarded entity for U.S. federal income tax purposes and all of the assets of which consist of the capital stock and/or indebtedness of one or more non-U.S. subsidiaries that are CFCs (a “CFC Holdco”), in each case, shall be limited to 65% of the voting equity interests (and 100% of the non-voting equity interests) of such subsidiary that is a CFC or CFC Holdco, as the case may be);

(b)    Substantially all of the tangible and intangible personal property and assets of the Credit Parties (including, without limitation, all equipment, inventory and other goods (including without limitation all vehicles), accounts, licenses, contracts, chattel paper, intellectual property and other general intangibles, deposit accounts, securities accounts and other investment property and cash); and

(c)    All products, profits, rents and proceeds of the foregoing.

All such security interests in personal property (subject to clause (i) in the immediately following paragraph) will be created pursuant to, and will comply with, ABL Documentation reasonably satisfactory to the ABL Administrative Agent. Subject to the Limited Conditionality Provision, on the Closing Date, such security interests will have become perfected (or arrangements for the perfection thereof reasonably satisfactory to the ABL Administrative Agent will have been made).

Any of the foregoing to the contrary notwithstanding, the Collateral shall exclude the following: (i) interests in owned or leased real property, (ii) assets in which the ABL Administrative Agent and the Borrowers agree that the cost of obtaining a security interest in such assets are excessive or not cost effective in relation to the value afforded thereby, (iii) property with respect to which the granting of a security interest would be prohibited by applicable law, rule or regulation (including any requirement to obtain the consent of any governmental authority, regulatory authority or third party unless such consent has been obtained), (iv) other property customarily excluded in facilities of this type with similarly-situated borrowers, including, but not limited to, (A) commercial tort claims below a threshold to be mutually agreed upon, (B) any governmental licenses or state or local franchises, charters and authorizations, to the extent a security interest in any such license, franchise, charter or authorization is prohibited or restricted thereby (excluding any prohibition or restriction that is ineffective under the UCC), (C) equity interests in any person other than wholly-owned subsidiaries to the extent prohibited by contract (not entered into in contemplation thereof) or organizational documents (with exceptions for immaterial subsidiaries to be agreed), (D) any lease, license or agreement, or any property subject to a purchase money security interest, capital lease obligation or similar arrangement, in each case to the extent that a grant of a security interest therein to secure the ABL Facility would violate or invalidate such lease, license or agreement or purchase money or similar arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or a subsidiary) after giving effect to the applicable anti-assignment provisions of the UCC, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition, (E) any intent-to-use application trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law, and (F) deposit accounts which are exclusively, or are used exclusively as or for, zero balance accounts, payroll accounts, withholding and trust accounts, tax accounts, or escrow and other fiduciary accounts, and other deposit accounts with an individual and aggregate collected balance not to exceed certain amounts to be agreed, (v) any assets to the extent a security interest in such assets would result in material adverse tax consequences to the Credit Parties or any of their respective subsidiaries as reasonably determined in good faith by the Credit Parties in consultation with their tax advisors and reasonably approved by the ABL Administrative Agent, and (vi) other property otherwise agreed to by the ABL Administrative Agent and the Company (each acting reasonably and in good faith) in the ABL Credit Documentation. Additionally, no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required in order to create any security interests in any Collateral or to perfect any security interest in such Collateral, including any intellectual property registered in any non-U.S. jurisdiction (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction or any requirement to make any filings in any foreign jurisdiction, including with respect to foreign intellectual property); and perfection by possession of immaterial notes (in an amount, individually and in the aggregate, to be agreed) and other evidence of immaterial indebtedness (in an amount, individually and in the aggregate, to be agreed) shall not be required with respect to any Collateral. All such security interests will be created pursuant to, and will comply with, ABL Documentation reasonably satisfactory to the ABL Administrative Agent and the Company.

The Borrowers shall not be required to seek any landlord lien waiver, estoppel, warehouseman waiver or other collateral access or similar letter or agreement; provided that the Borrowers shall use commercially reasonable efforts to obtain the same for any location where inventory (with a value to be mutually agreed) is at any time located and where the Borrowers’ books and records are located; provided further that the failure to obtain the same shall not cause an Event of Default, but the ABL Administrative Agent may impose a customary rent reserve for any such location.

All the above-described pledges, security interests and mortgages shall be created on terms to be set forth in the ABL Documentation; and none of the Collateral shall be subject to other pledges, security interests or mortgages (except permitted liens and other exceptions and baskets to be set forth in the ABL Documentation).

Cash Management/Cash Dominion:

Without limiting the generality of the foregoing, the Borrowers shall also deliver account control agreements on the Credit Parties’ concentration accounts and other accounts to be mutually determined within 90 days after the Closing Date, subject to extensions agreed to by the ABL Administrative Agent and subject to customary exceptions and thresholds and consistent with the ABL Documentation Principles. During a Cash Dominion Period (as defined below), amounts in controlled accounts will be swept into a core concentration account maintained with the ABL Administrative Agent, to be applied by the ABL Administrative Agent to repay outstanding ABL Loans, including swingline borrowings, unreimbursed letter of credit drawings and other obligations to the ABL Administrative Agent and the ABL Lenders. “Cash Dominion Period” means each period commencing on any date on which any Specified Event of Default (as defined below) occurs or Excess Availability is less than 15% of the commitments with respect to the ABL Facility (the “Cash Dominion Amount”) and ending on the first date thereafter on which Excess Availability has been greater than the Cash Dominion Amount for 60 consecutive days and no Specified Event of Default exists. The ABL Administrative Agent shall exercise its commercially reasonable efforts to rescind cash dominion promptly after the termination of any Cash Dominion Period.

“Specified Event of Default” shall mean any payment, bankruptcy and insolvency, financial covenant, breach of representation and warranty (but only representations and warranties relating to the eligibility of assets included in, and the accuracy of, the Borrowing Base, and the location of assets located in the Borrowing Base), and compliance with covenants (but only covenants relating to financial reporting, the calculation of financial covenants, and the calculation and delivery of Borrowing Base Certificates) events of default.

“Excess Availability” shall mean, at any time, the remainder of (a) the Borrowing Base as then in effect over (b) the sum of (i) the aggregate principal amount of all ABL Loans and Swingline Loans then outstanding and (ii) all letters of credit outstanding at such time (plus, without duplication, all unreimbursed disbursements with respect to any letters of credit).

Maturity Date:	The final maturity of the ABL Facility will occur on the fifth anniversary of the Closing Date (the “ABL Maturity Date”) and the commitments with respect to the ABL Facility will automatically terminate on such date; provided, however, that the ABL Maturity Date shall automatically occur (without notice to any person or entity) on the date which is 91 days before the maturity date of the notes issued under the Existing Indenture (as defined below), unless before such date, such notes shall have been refinanced (with indebtedness which is unsecured, has a stated maturity date of not less than 181 days after the ABL Maturity Date (determined without giving effect to this proviso), and having terms not materially more restrictive than the terms of the Existing Indenture) or adequately reserved for (to the extent required by the Administrative Agent, in its reasonable discretion) (or any combination of such refinancing or reserve).

As used herein, “Existing Indenture” means that certain Indenture dated August 20, 2012, by and among the Company, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee, which relates to those certain 7% Notes Due 2022 issued by the Company.

Interest Rates and Fees:	Interest rates and fees in connection with the ABL Facility will be as specified in the Fee Letter and on Schedule I attached hereto.

Mandatory Prepayments:

If at any time the sum of the amounts outstanding under the ABL Facility (including the letter of credit outstandings and Swingline Loans thereunder) exceeds the lesser of (a) the Borrowing Base and (b) the aggregate commitments under the ABL Facility, prepayments of ABL Loans and/or Swingline Loans (and/or the cash collateralization of letters of credit) shall be required in an amount equal to such excess.

The Borrowers shall be required to make a mandatory prepayment of the ABL Loans and/or Swingline Loans (and/or the cash collateralization of letters of credit) in an amount equal to the net cash proceeds of non-ordinary course asset sales, the issuance of indebtedness of any Credit Party (other than indebtedness permitted to be incurred under the terms of the ABL Facility), and insurance and condemnation awards, in each case, only to the extent such proceeds are received during a Cash Dominion Period and then only to the extent necessary to cause Excess Availability, after applying such prepayment, to exceed the Cash Dominion Amount.

Optional Prepayments and Commitment Reductions:	ABL Loans under the ABL Facility may be prepaid and unused commitments under the ABL Facility may be reduced at any time, in whole or in part, at the option of the Company, upon notice and in minimum principal amounts and in multiples to be agreed upon, without premium or penalty, subject to reimbursement of the ABL Lenders’ redeployment costs (other than lost profits) in the case of a prepayment of LIBOR borrowings other than on the last day of the relevant interest period (and consistent with the ABL Documentation Principles).

Conditions to Initial Extensions of Credit:	The Exclusive Funding Conditions.

Conditions to All Extensions of Credit:	Each extension of credit under the ABL Facility after the Closing Date will be subject to satisfaction of the following conditions precedent: (a) delivery of a customary borrowing notice, (b) Availability (subject to the then applicable Borrowing Base), (c) all of the representations and warranties in the ABL Documentation shall be true and correct in all material respects (except to the extent that such representation and warranty is qualified by materiality) as of the date of such extension of credit and (d) no Event of Default under the ABL Facility or unmatured default shall have occurred and be continuing or would result from such extension of credit.

Representations and Warranties:

Limited to the following (to be applicable to the Credit Parties and their respective restricted subsidiaries only): organizational status and good standing; power and authority, due authorization, qualification, execution, delivery and enforceability of the applicable ABL Documentation; with respect to the execution, delivery and performance of the ABL Documentation, no violation of, or conflict with, law, organizational documents or material agreements; compliance with law; PATRIOT Act, OFAC, FCPA and other sanctions, anti-terrorism and anti-money laundering laws; litigation; insurance; margin regulations; material governmental and third party approvals with respect to the execution, delivery and performance of the ABL Facility; government regulations; accurate and full disclosure; accuracy of historical financial statements (including pro forma financial statements based on historical financial statements and projections); on the Closing Date, no Acquired Company Material Adverse Effect, and after the Closing Date, no Material Adverse Effect (as defined below); taxes; ERISA and labor matters; outstanding indebtedness; liens; intellectual property; environmental laws; use of proceeds; senior unsecured note indenture; ownership of properties and subsidiaries; creation, perfection and priority of liens and other security interests; titled vehicles; customary collateral representations (including with respect to eligible accounts, inventory, and equipment and books and records); and consolidated solvency of the Borrowers and their respective subsidiaries, subject, where applicable, in the case of each of the foregoing representations and warranties, to qualifications and limitations for materiality to be provided in the ABL Documentation, which shall be substantially consistent with the qualifications and limitations for materiality provided in the Existing Credit Agreement, after giving effect to the ABL Documentation Principles.

“Material Adverse Effect” shall have the meaning set forth in the Existing Credit Agreement.

Affirmative Covenants:	Limited to the following (to be applicable to the Credit Parties and their respective restricted subsidiaries only): delivery of (a) annual audited and quarterly and monthly unaudited financial statements within 90 days of the end of each fiscal year, 45 days of the end of each fiscal quarter, and 30 days of the end of each month (or 45 days of the end of each of the first three months following the Closing Date), in each case, to be delivered after the Closing Date and with annual financial statements to be accompanied by an unqualified opinion of an independent accounting firm (which opinion shall not contain any scope qualification or any going concern qualification (other than a qualification resulting solely from an upcoming maturity date of any Facility occurring within one year from the time such report is delivered), (b) annual budget reports within 60 days after the end of each fiscal year, (c) officers’ compliance certificates on a monthly basis which, among other things, will include a calculation of whether the Borrowers’ would have been in compliance with the financial covenant described below, regardless of whether the Borrowers are required to comply with the financial covenant, (d) deliver monthly certificates regarding the Borrowing Base (including during periods in which the Borrowing Base is deemed to be a certain amount as contemplated above) within 20 days after the end of each month (or 25 days after the end of each of the first two months to end after the Closing Date) and related reports (subject to more frequent delivery (but not more frequently than weekly) as reasonably determined by the ABL Administrative Agent during a Reporting Period (as defined below), following the occurrence and during the continuance of an Event of Default or in the event of a sale or other disposition of Collateral included in the Borrowing Base with a fair market value that is greater than a to be determined amount), reports regarding additions and reductions to the Borrowing Base and other collateral reports, and (e) other information reasonably requested by the ABL Administrative Agent; MD&A; quarterly lenders’ calls; delivery of notices of defaults or Events of Default, subordinated debt, senior unsecured notes and equity notices, notices of material ERISA events and material litigation; inspections and access (subject to frequency and cost reimbursement limitations set forth below); maintenance of property (subject to casualty, condemnation and normal wear and tear) and insurance; maintenance of existence, chief executive office, and corporate franchises, rights and privileges; maintenance and inspection of books and records; payment of taxes and other claims; compliance with laws and regulations; intellectual property; ERISA; environmental laws; additional ABL Guarantors and Collateral (subject to limitations set forth under “Guarantors” and “Security” above) and related required actions; use of proceeds and letters of credit; changes in lines of business; changes in fiscal year; designation of unrestricted subsidiaries; further assurances on collateral matters (including, exercising commercially reasonable efforts, to obtain vendor intercreditor agreements (with it being acknowledged and agreed that the ABL Administrative Agent may implement a reasonable reserve with respect to all applicable vendor financing and related arrangements which are not subject to a vendor intercreditor agreement (or, in the alternative and not in duplication of any such reserve, make affected accounts, rental proceeds, equipment and inventory ineligible)) and the delivery of possession of chattel paper upon the request of ABL Administrative Agent); subject, where applicable, in the case of each of the foregoing affirmative covenants, to qualifications and limitations for materiality to be provided in the ABL Documentation, which shall be substantially consistent with the qualifications and limitations for materiality provided in the Existing Credit Agreement, after giving effect to the ABL Documentation Principles.

“Reporting Period” means each period commencing on any date on which an Event of Default occurs or Excess Availability shall have been less than 10% of the commitments with respect to the ABL Facility (the “Reporting Amount”) and ending on the first date thereafter on which Excess Availability shall have been at least the Reporting Amount for 60 consecutive calendar days and no Event of Default exists.

In addition, the ABL Administrative Agent may from time to time and in its reasonable discretion conduct field examinations and appraisals of the Collateral; provided, that Borrowers shall not be required to pay for more than one field examination and one appraisal (regarding Collateral included in the Borrowing Base) during any calendar year; provided, further, that (a) at any time during a calendar year in which Excess Availability under the ABL Facility of less than 20% of the aggregate amount of commitments under the ABL Facility at any time during such one year period, the ABL Administrative Agent may conduct, in each case, at the expense of the Borrowers up to one additional field examination and up to one additional appraisal regarding Collateral during such calendar year, and (b) at any time during the continuation of an Event of Default, field examinations and appraisals may be conducted (at the expense of the Borrowers) as frequently as determined by the ABL Administrative Agent in its reasonable discretion.

Negative Covenants:	Limited to the following (to be applicable to the Borrowers and their respective restricted subsidiaries only): limitation on debt; limitation on liens; limitation on loans, advances, guaranties, acquisitions and other investments; limitation on dividends, distributions, issuances of equity interests, redemptions and repurchases of equity interests; limitation on fundamental changes and asset sales and other dispositions (including, without limitation, sale-leaseback transactions); limitation on prepayments, redemptions and purchases of subordinated and certain other debt; limitations on transactions with affiliates; ERISA limitations; environmental law limitations; limitation on dividend and other payment restrictions affecting subsidiaries; limitation on changes in business or capital structure, fiscal year and accounting practices; limitations on changes in depreciation schedules; limitations on activities of holding companies; limitations regarding OFAC, PATRIOT Act, FCPA and other anti-terrorism and anti-money laundering laws; limitations on speculative hedging transactions; limitations on use of proceeds; limitations on changes of name or location; limitation on amendment of organizational documents; and limitation on changes relating to senior unsecured notes, and additional designated senior debt; subject, where applicable, in the case of each of the foregoing negative covenants, to qualifications and limitations for materiality to be provided in the ABL Documentation, which shall be substantially consistent with the qualifications and limitations for materiality provided in the Existing Credit Agreement, after giving effect to the ABL Documentation Principles.

Any of the foregoing to the contrary notwithstanding, the ABL Documentation will, among other exceptions, permit (a) dividends and other payments in respect of capital stock, (b) investments and acquisitions, and (c) the repurchase of subordinated debt, debt in respect of the Bridge Loans or Exchange Notes and the notes issued under the Existing Indenture or any other similar indebtedness of any of the Credit Parties, so long as the Borrowers satisfy the following conditions precedent, as applicable, with respect to any such action (the “Payment Conditions”):

(i) either:

(A) (1) the Borrowers have pro forma Excess Availability equal to or greater than 15% of the aggregate commitments under the ABL Facility, in each case at all times during the 30 day period immediately preceding the date when such action is to be taken and after giving effect to such action and (2) the Borrowers shall be in compliance with each of the financial covenants under the ABL Facility (determined on a pro forma basis to be agreed for the most recently ended 12 fiscal month period for which financial statements have been delivered as required herein); or

(B) the Borrowers have pro forma Excess Availability equal to or greater than 20% of the aggregate commitments under the ABL Facility, in each case at all times during the 30 day period immediately preceding the date when such action is to be taken and after giving effect to such action; and

(ii) at the time such action is to be taken and immediately after giving effect thereto, no unmatured default or Event of Default shall exist.

Additionally, the ABL Facility Documentation shall permit the Company to pay cash dividends (and/or effect stock repurchases and redemptions) in respect of common stock in an aggregate amount per fiscal year not to exceed $75,000,000 so long as no default or Event of Default exists at the time any such dividend is made or would result therefrom; provided, that each such dividend shall be included in the calculation of the fixed charge coverage ratio unless, at the time such dividend is made, and after giving effect thereto, the Payment Conditions are satisfied.

Financial Covenant:

None, as long as Excess Availability is not less than 10% of the commitments with respect to the ABL Facility. If Excess Availability falls below such threshold, then the Borrowers will not permit the fixed charge coverage ratio to be less than 1.00 to 1.00 for the twelve month period ending on the month most recently ending prior to the first date when Excess Availability falls below such threshold for which monthly financial statements have been delivered to ABL Administrative Agent. Once tested, each such financial covenant shall continue to be tested until Excess Availability exceeds the threshold set forth above for at least 60 consecutive days.

The financial covenant will apply to the Borrowers and their respective restricted subsidiaries on a consolidated basis, with definitions to be mutually agreed upon and consistent with the ABL Documentation Principles.

Unrestricted Subsidiaries:	The ABL Documentation will contain provisions pursuant to which, subject to limitations on loans, advances, guarantees and other investments in, unrestricted subsidiaries, the Company will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary, subject to the following conditions: (a) the fair market value of such subsidiary at the time it is designated as an “unrestricted subsidiary” shall be treated as an investment by the applicable Credit Parties at such time and (b) the Payment Conditions would be satisfied with respect thereto. Except as otherwise set forth herein, unrestricted subsidiaries will not be subject to the representations and warranties, affirmative or negative covenant or event of default provisions of the ABL Facility and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining EBITDA or compliance with the financial covenants contained in the ABL Facility. No subsidiary may be an unrestricted subsidiary if (i) such subsidiary is a guarantor of any other indebtedness of the Company or its subsidiaries (other than another unrestricted subsidiary); (ii) such subsidiary is a Borrower; or (iii) such subsidiary’s assets are included in the calculation of the Borrowing Base.

Events of Default:	Limited to the following (to be applicable to the Credit Parties and their respective restricted subsidiaries only) (with materiality thresholds, exceptions and grace periods to be mutually agreed): non-payment of obligations (to be applicable to the Borrowers only);

inaccuracy of representation or warranty in any material respect or any information in any certificate regarding the Borrowing Base is untrue or inaccurate in any respect (other than inadvertent or immaterial errors not exceeding $15,000,000 in the aggregate in any Borrowing Base Certificate); non-performance of covenants and obligations; default on other material debt (including hedging agreements); change of control (to be defined in a manner consistent with the Existing Credit Agreement, except that such definition will be modified to (a) contemplate the Acquisition; and (b) incorporate the change of control definitions under the Existing Notes, the Notes, and the Bridge Facility (and any refinancings thereof)); material assets of any Credit Party are attached, seized or levied upon, come into possession of a third party or are subject to similar action; bankruptcy or insolvency; impairment of security; ERISA; material judgments; or actual or asserted invalidity or unenforceability of any material provision of the ABL Documentation or liens securing obligations under the ABL Documentation in excess of $10,000,000 in the aggregate.

Yield Protection and Increased Costs:	Customary for facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.

Assignments and Participations:

(a)    Consents: The consent of the Company will be required for any assignment unless (i) an Event of Default has occurred and is continuing, (ii) the assignment is to an ABL Lender, an affiliate of an ABL Lender or an Approved Fund (as such term shall be defined in the ABL Documentation) or (iii) the assignment is during the period commencing on the Closing Date and ending on the date that is 90 days following the Closing Date. The consent of the ABL Administrative Agent will be required for any assignment to an entity that is not an ABL Lender, an affiliate of such ABL Lender or an Approved Fund. The consent of the Issuing Bank and the Swingline Lender will be required. Participations will be permitted without the consent of the Company or the ABL Administrative Agent.

(b)    No Assignment or Participation to Certain Persons. Notwithstanding the foregoing, no assignment or participation may be made to natural persons, the Borrowers, or any of their respective affiliates or subsidiaries or any Disqualified Institution.

Required Lenders:	On any date of determination, (a) those ABL Lenders who collectively hold more than 50% of the commitments under the ABL Facility, or (b) if the commitments under the ABL Facility have been terminated, those ABL Lenders who collectively hold more than 50% of the aggregate outstandings under the ABL Facility (the “Required Lenders”); provided, however, that if any Lender shall be a defaulting Lender (to be defined in the ABL Documentation) at such time, then the outstanding loans and unfunded commitments under the ABL Facility of such defaulting Lender shall be excluded from the determination of Required Lenders.

Amendments and Waivers:	Amendments and waivers of the provisions of the ABL Documentation will require the approval of the Required Lenders, except that (a) the consent of all ABL Lenders directly adversely affected thereby will be required with respect to (i) increases in the commitment of such ABL Lenders, (ii) reductions of principal, interest or fees (other than a waiver of default interest), (iii) extensions of scheduled maturities or times for payment and (iv) modifications of the pro rata payment and sharing provisions, (b) the consent of all ABL Lenders will be required with respect to (i) reductions in the voting percentages and (ii) releases of all or substantially all of the value of the Collateral or ABL Guarantees (other than in connection with transactions permitted pursuant to the ABL Documentation), (c) the consent of ABL Lenders holding at least 66-2/3% of the aggregate amount of loans and commitments under the ABL Facility shall be required with respect to changes in the Borrowing Base that would make more credit available to the Borrowers thereunder, changes making the exclusion of certain Collateral less restrictive on the Credit Parties, changes to the definition of Excess Availability, or waivers of the conditions to making ABL Loans or issuing letters of credit; and (d) customary protections for the ABL Administrative Agent, the Swingline Lender and the Issuing Bank will be provided.

Indemnification:	The Credit Parties will indemnify the ABL Administrative Agent, the ABL Joint Lead Arrangers, each of the ABL Lenders and their respective affiliates, partners, directors, officers, agents and advisors (each, an “indemnified person”) and hold them harmless from and against all liabilities, damages, claims, costs, expenses (limited, in the case of attorney’s fees, to reasonable and documented out-of-pocket attorneys’ fees, expenses and costs of (x) one primary outside counsel to all indemnified persons taken as a whole, (y) if reasonably necessary, one local counsel to all indemnified persons taken as a whole in each relevant jurisdiction (which may include a single counsel acting in multiple jurisdictions) and (z) solely in the case of an actual or perceived conflict of interest where the indemnified person affected by such conflict of interest has informed you in writing of such conflict and thereafter retains its own counsel, one additional counsel in each relevant jurisdiction to each group of indemnified persons similarly situated taken as a whole, and, in all cases excluding, for the avoidance of doubt, the allocated costs of internal counsel) relating to the ABL Facility or any transactions related thereto and the Borrowers’ use of the proceeds of the ABL Facility or the commitments under the ABL

Facility; provided that no indemnified person will have any right to indemnification for any of the foregoing to the extent resulting from such indemnified person’s own gross negligence, bad faith, willful misconduct or breach of its obligations, in each case, as determined by a court of competent jurisdiction in a final and non-appealable judgment. This indemnification shall survive and continue for the benefit of all such persons or entities.

Expenses:	The Borrowers shall pay (a) all reasonable and documented out-of-pocket expenses (limited, in the case of attorney’s fees, to reasonable and documented out-of-pocket fees and expenses of one primary outside counsel and, to the extent necessary, one local counsel in each relevant jurisdiction (which may include a single counsel acting in multiple jurisdictions), excluding, in each case, the allocated costs of internal counsel) of the ABL Administrative Agent (promptly following written demand therefor) associated with the syndication of the ABL Facility and the preparation, negotiation, execution, delivery and administration of the ABL Documentation and any amendment or waiver with respect thereto and (b) all reasonable and documented out-of-pocket expenses of the ABL Administrative Agent and each of the ABL Lenders promptly following written demand therefor in connection with the enforcement of the ABL Documentation or protection of rights thereunder; provided, that in the case of reimbursement of counsel for ABL Lenders other than the ABL Administrative Agent, such payment shall be limited to one external counsel for all such Lenders plus customary exceptions for conflicts and local counsel, as applicable.

Governing Law and Forum:	The ABL Documentation will provide that each party thereto will submit to the exclusive jurisdiction and venue of the federal and state courts of the State and County of New York (except to the extent the ABL Administrative Agent or any ABL Lender requires submission to any other jurisdiction in connection with the exercise of any rights under any security document or the enforcement of any judgment). New York law will govern the ABL Documentation.

Waiver of Jury Trial and Punitive and Consequential Damages:	All parties to the Financing Documentation waive the right to trial by jury and the right to claim punitive or consequential damages.

Counsel for the ABL Administrative Agent:	Greenberg Traurig, LLP

SCHEDULE I

INTEREST AND FEES

Interest:

At the Borrowers’ option, loans (other than Swingline Loans) will bear interest based on the Base Rate or LIBOR, as described below:

A. Base Rate Option

Interest will be at the Base Rate plus the applicable Interest Margin (as described below). The “Base Rate” is defined as the highest of (a) the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 0.50%, (b) the prime commercial lending rate of the Administrative Agent, as established from time to time at its principal U.S. office (which such rate is an index or base rate and will not necessarily be its lowest or best rate charged to its customers or other banks (and, if any such announced rate is below zero, then the rate determined pursuant to this clause (b) shall be deemed to be zero), and (c) the daily LIBOR (as defined below) for a one month Interest Period (as defined below) plus 1%. Interest shall be payable monthly in arrears on the first day of each calendar month and (i) with respect to Base Rate Loans based on the Federal Funds Rate and LIBOR, shall be calculated on the basis of the actual number of days elapsed in a year of 360 days and (ii) with respect to Base Rate Loans based on the prime commercial lending rate of the Administrative Agent, shall be calculated on the basis of the actual number of days elapsed in a year of 365/366 days. Any loan bearing interest at the Base Rate is referred to herein as a “Base Rate Loan.”

Base Rate Loans will be made on same day notice and will be in minimum amounts to be agreed upon.

B. LIBOR Option

Interest will be determined for periods (“Interest Periods”) of one, two, three or six months (or nine or twelve months if agreed to by all relevant Lenders) as selected by the Company and will be at an annual rate equal to LIBOR plus the applicable Interest Margin (as described below). “LIBOR” shall mean the rate per annum as published by ICE Benchmark Administration Limited (or any successor page or other commercially available source as the ABL Administrative Agent may designate from time to time) as of 11:00 a.m., London time, two Business Days prior to the commencement of the requested Interest Period, for a term, and in an amount, comparable to the Interest Period and the amount of LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrowers (and, if any such published rate is below zero, then the rate determined shall be deemed to be zero). Any loan bearing interest at LIBOR (other than a Base Rate Loan for which interest is determined by reference to LIBOR) is referred to herein as a “LIBOR Rate Loan.”

LIBOR will be determined by the Administrative Agent at the start of each Interest Period and, other than in the case of LIBOR used in determining the Base Rate, will be fixed through such period. Interest will be paid on the last day of each Interest Period or, in the case of Interest Periods longer than three months, no less frequently than at the end of each three-month period comprising such Interest Period, and will be calculated on the basis of the actual number of days elapsed in a year of 360 days. LIBOR will be adjusted for maximum statutory reserve requirements (if any).

LIBOR Rate Loans will be made on three business days’ prior notice and, in each case, will be in minimum amounts to be agreed upon.

Swingline loans will bear interest at the Base Rate plus the applicable Interest Margin.

Default Interest:	(a) Automatically upon the occurrence and during the continuance of any bankruptcy Event of Default or (b) at the election of the Required Lenders (or the Administrative Agent at the direction of Required Lenders) and by written notice to the Borrowers (other than instances where the delivery of such written notice would violate the terms of any automatic stay or injunctive order), upon the occurrence and during the continuance of a payment Event of Default or an Event of Default resulting from the failure of the Borrowers to comply with the financial covenant (if applicable), all outstanding principal, fees and other obligations under the ABL Facility shall bear interest at a rate per annum of two percent (2%) in excess of the rate then applicable to such loan (including the applicable Interest Margin) and shall be payable on demand of the Administrative Agent.

Interest Margins:	The initial applicable Interest Margin will be 1.75% for LIBOR Rate Loans and 0.75% for Base Rate Loans; provided that on the first determination date after the last day of the second full fiscal quarter following the Closing Date, the Interest Margin with respect to the ABL Facility will be determined in accordance with the applicable Pricing Grid set forth below. During the existence of any Event of Default, the applicable Interest Margin shall be determined at Level III.

Commitment Fee:	(a) If average daily usage is greater than 50% of the aggregate commitments in respect of the ABL Facility, 0.25% per annum on the undrawn portion (for this purpose, disregarding Swingline Loans as a utilization of the ABL Facility) of the commitments in respect of the ABL Facility and (b) if average daily usage is less than or equal to 50% of the aggregate commitments in respect of the ABL Facility, 0.375% per annum on the undrawn portion (for this purpose, disregarding Swingline Loans as a utilization of the ABL Facility) of the commitments in respect of the ABL Facility. All commitment fees shall be payable monthly in arrears after the Closing Date and upon the termination of the commitments, calculated based on the number of days elapsed in a 360-day year. The rate used to Commitment Fee will be adjusted quarterly on the same date on which the Interest Margins are adjusted.

Letter of Credit Fees:	The Borrowers will pay to the Administrative Agent, for the account of the Lenders under the ABL Facility, letter of credit participation fees equal to the Interest Margin for LIBOR Rate Loans under the ABL Facility, in each case, on the undrawn amount of all outstanding letters of credit, payable in arrears at the end of each month after the Closing Date and upon the termination of the ABL Facility, calculated based upon the actual number of days elapsed over a 360-day year. In addition, the Borrowers shall pay to the Issuing Bank, for its own account, (a) a fronting fee equal to a percentage per annum to be agreed upon not to exceed 0.125% per annum of the aggregate face amount of outstanding letters of credit, payable at the time such Letter of Credit is issued or extended, and (b) customary issuance and administration fees.

Other Fees:	The ABL Joint Lead Arrangers and the ABL Administrative Agent will receive such other fees as will have been agreed in a fee letter between them and the Borrower.

Pricing Grid:	The applicable Interest Margins and the Commitment Fee with respect to the ABL Facility shall be based on the average Excess Availability pursuant to the following grid, which shall be recalculated on a quarterly basis based on average Excess Availability for such preceding quarter:

Level	Average Excess Availability	Interest Margin for LIBOR Rate Loans	Interest Margin for Base Rate Loans
I	Greater than 66 2/3% of the commitments with respect to the ABL Facility	1.50%	0.50%
II	Greater than 33 1/3% of the commitments with respect to the ABL Facility but less than or equal to 66 2/3% of the commitments with respect to the ABL Facility	1.75%	0.75%
III	Less than or equal to 33 1/3% of the commitments with respect to the ABL Facility	2.00%	1.00%

ANNEX B

$825 MILLION

SENIOR UNSECURED BRIDGE FACILITY

SUMMARY OF PROPOSED TERMS AND CONDITIONS

Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Commitment Letter to which this Summary of Proposed Terms and Conditions is attached or, as applicable, Annex A to the Commitment Letter.

Borrower:	The Company.

Sole Lead Arranger and Sole Bookrunning Manager:	Wells Fargo Securities, LLC will act as the sole lead arranger and sole bookrunning manager (in such capacity, the “Bridge Lead Arranger”).

Lenders:	WF Investment Holdings, LLC (or one or more of its affiliates) and a syndicate of financial institutions and other entities (the “Bridge Lenders”).

Administrative Agent:	WF Investment Holdings, LLC or one of its designated affiliates (in such capacity, the “Bridge Administrative Agent”).

Bridge Loans:	Senior unsecured senior credit facility (the “Bridge Facility”) consisting of bridge loans (the “Bridge Loans”) in an aggregate principal amount of up to $825 million, minus the aggregate principal amount of Notes and other debt securities issued and the net cash proceeds of equity (other than Exempt Equity Sales), if any, issued on or prior to the Closing Date (and, for the avoidance of doubt, the Bridge Commitment shall be reduced by the amount of such net cash equity proceeds and by the aggregate principal amount of any Notes and other debt securities issued, including issued into escrow, on or prior to the Closing Date).

Use of Proceeds:	The proceeds of the Bridge Loans will be used, together with the proceeds of the ABL Facility solely to finance (a) the consummation of the Acquisition, (b) the Refinancing and (c) the payment of fees, costs and expenses incurred in connection with the Transactions.

Availability:	The Bridge Facility will be available only in a single draw of the full amount of the Bridge Facility on the Closing Date. Amounts borrowed under the Bridge Facility that are repaid or prepaid may not be reborrowed.

Documentation:	The documentation for the Bridge Loans will include, among other items, a bridge loan agreement, guarantees and other appropriate documents, including an exhibit with the form of the indenture in connection with the issuance of any Exchange Notes as contemplated below (collectively, the “Bridge Loan Documentation”), all on terms consistent with this Bridge Term

Annex B –Bridge Facility Term Sheet

Sheet. The Bridge Loan Documentation will contain such covenants, events of default and financial definitions and other terms as are generally based on those in the indenture governing the Existing Notes (the “Existing Indenture”) with basket sizes, exceptions and other modifications as shall be determined by the Bridge Lead Arranger in light of the Acquisition. The provisions of this paragraph are referred to as the “Bridge Documentation Principles.”

Ranking:	The Bridge Loans and the Guarantees thereof will be senior unsecured debt of the Borrower and the Guarantors, pari passu with all other senior unsecured debt of the Borrower and the Guarantors on terms reasonably satisfactory to the Bridge Lead Arranger.

Guarantors:	Same guarantors as the guarantors and borrowers for the ABL Facility (each, a “Guarantor”; and its guarantee is referred to herein as a “Guarantee”). The Borrower and the Guarantors are herein referred to collectively as the “Credit Parties” and each, a “Credit Party.”

Security:	None.

Interest:	Interest rates and fees in connection with the Bridge Loans and the Exchange Notes will be as specified in the Fee Letter and on Schedule I attached hereto.

Maturity/Exchange:

The Bridge Loans will mature on the date (the “Initial Maturity Date”) that is twelve months after the Closing Date. If any Bridge Loan has not been repaid in full on or prior to the Initial Maturity Date, subject to payment of the Bridge Rollover Fee (as defined in the Fee Letter) and unless (i) the Borrower or any of its subsidiaries is subject to a bankruptcy or other insolvency proceeding or (ii) there exists a default in the payment when due at final maturity of any indebtedness of the Borrower or any of its subsidiaries, or the maturity of such indebtedness shall have been accelerated, the Bridge Loans will automatically be converted into term loans (each, an “Extended Term Loan”) due on the date that is eight years after the Closing Date. The Extended Term Loans will be governed by the provisions of the Bridge Loan Documentation and will have the same terms as the Bridge Loans except as expressly set forth on Schedule II attached hereto.

Lenders under the Extended Term Loans will have the option at any time or from time to time to receive Exchange Notes under an indenture that complies with the Trust Indenture Act of 1939 (the “Exchange Notes”) in exchange for such Extended Term Loans having the terms set forth on Schedule III attached hereto; provided that the Borrower may defer the issuance of Exchange Notes until such time as the Borrower has received requests to issue an aggregate principal amount of Exchange Notes equal to at least $150 million.

Annex B –Bridge Facility Term Sheet

Mandatory Prepayment/Commitment Reductions:

The Borrower will be required to prepay the Bridge Loans on a pro rata basis, at par plus accrued and unpaid interest with:

(a)    100% of the net cash proceeds from the issuance of the Notes, any Permanent Financing and or any other indebtedness (other than the ABL Facility) by the Borrower or any of its subsidiaries, subject to baskets and other exceptions to be mutually agreed upon;

(b)    100% of the net cash proceeds from any issuance of equity securities of, or from any capital contribution to, the Borrower or any of its subsidiaries, whether before or after the Closing Date, subject to exceptions to be mutually agreed upon; and

(c)    100% of the net cash proceeds of all non-ordinary course asset sales, insurance and condemnation recoveries and other asset dispositions by the Borrower or any of its subsidiaries in excess of amounts either reinvested in accordance with the ABL Facility or required to be paid to the Lenders under the ABL Facility, subject to pro rata application to the Existing Notes to the extent required thereby and other exceptions to be mutually agreed upon.

Each such prepayment will be made together with accrued interest to the date of prepayment, but without premium or penalty (except breakage costs related to prepayments not made on the last day of the relevant interest period).

In the event any Bridge Lender or affiliate of a Bridge Lender purchases Securities from the Borrower pursuant to the securities demand provisions in the Fee Letter, the net cash proceeds received by the Borrower in respect of such Securities may, at the option of such Bridge Lender or affiliate, be applied first to prepay the Bridge Loans of such Bridge Lender or affiliate rather than pro rata (provided that if there is more than one such Bridge Lender or affiliate then such net cash proceeds will be applied pro rata to prepay the Bridge Loans of all such Bridge Lenders or affiliates in proportion to such Bridge Lenders’ or affiliates’ principal amount of Securities purchased from the Borrower) prior to being applied to prepay the Bridge Loans held by other Bridge Lenders.

Change of Control:	Upon any change of control (to be defined in the Bridge Loan Documentation based on the Existing Indenture), the Borrower will be required to prepay the entire principal amount of the Bridge Loans (plus any accrued and unpaid interest) at par. Prior to making any such payment, the Borrower will, within 30 days of the change of control, repay all obligations under the ABL Facility or obtain any required consent of the lenders under the ABL Facility to make such prepayment of the Bridge Loans.

Annex B –Bridge Facility Term Sheet

Voluntary Prepayment:	Subject to the provisions of the ABL Facility, the Bridge Loans may be prepaid at any time, in whole or in part, at the option of the Borrower, upon notice and in a minimum principal amount and in multiples to be agreed upon, at 100% of the principal amount of the Bridge Loans prepaid, plus all accrued and unpaid interest and fees to the date of the repayment.

Conditions Precedent to Funding:	The funding of the Bridge Loans will be subject to the Exclusive Funding Conditions.

Representations and Warranties:	The Bridge Loan Documentation will contain usual and customary representations and warranties for facilities of this type and substantially similar to the representations and warranties contained in the ABL Documentation, with such changes as are reasonably appropriate in connection with the Bridge Facility, subject to the Bridge Documentation Principles and the Limited Conditionality Provision.

Covenants:	The Bridge Loan Documentation will contain customary affirmative covenants and incurrence-based negative covenants generally based on those in the Existing Indenture, subject to the Bridge Documentation Principles; provided that prior to the Initial Maturity Date, the indebtedness and restricted payments covenants may be more restrictive than those contained in the Existing Indenture. The Bridge Loan Documentation will not include any financial maintenance covenants.

Events of Default:	Prior to the Initial Maturity Date, the Bridge Loan Documentation will contain such events of default (and, as appropriate, grace periods and threshold amounts) as are generally based on those in the Existing Indenture, subject to the Bridge Documentation Principles (and no more restrictive than those set forth in the ABL Documentation), including without limitation an event of default for failure to pay fees specified in the Fee Letter.

Yield Protection and Increased Costs:	Usual and customary for facilities similar to the Bridge Facility including customary tax-gross up provisions.

Assignments and Participations:

(a)    Consents. Each Bridge Lender will, subject in certain circumstances to the approval of the Bridge Administrative Agent (such consent not to be unreasonably withheld or delayed), be permitted to make assignments in acceptable minimum amounts. Participations will be permitted without the consent of the Borrower or the Bridge Administrative Agent.

(b)    No Assignment or Participation to Certain Persons. No assignment or participation may be made to natural persons, the Borrower or any of its affiliates or subsidiaries or any Disqualified Institution; provided that the list of the

Annex B –Bridge Facility Term Sheet

Disqualified Institutions shall have been posted for the Bridge Lenders. The Bridge Loan Documentation will contain customary provisions providing that the Bridge Administrative Agent shall have no duties or responsibilities for monitoring or enforcing prohibitions on assignments or participations to Disqualified Institutions.

Required Lenders:	On any date of determination, those Bridge Lenders who collectively hold more than 50% of the aggregate outstanding Bridge Loans (the “Required Lenders”).

Amendments and Waivers:	Amendments and waivers of the provisions of the Bridge Loan Documentation will require the approval of the Required Lenders, except that (a) the consent of all Bridge Lenders directly adversely affected thereby will be required with respect to: (i) reductions of principal, interest, fees or other amounts, (ii) except as provided under “Maturity/Exchange” above, extensions of scheduled maturities or times for payment (other than for purposes of administrative convenience), (iii) additional restrictions on the right to exchange Extended Term Loans for Exchange Notes or any amendment to the rate of such exchange and (b) the consent of 100% of the Bridge Lenders will be required with respect to (i) releases of all or substantially all of the value of the Guarantees (other than in connection with transactions permitted pursuant to the Bridge Loan Documentation) and (ii) modifications in the voting percentages.

Indemnification:	The Credit Parties will indemnify the Bridge Lead Arranger, the Bridge Administrative Agent, each of the Bridge Lenders and their respective affiliates, partners, directors, officers, employees, agents and advisors (each, an “indemnified person”) and hold them harmless from and against all liabilities, damages, claims, costs and expenses (limited, in the case of attorney’s fees, to reasonable and documented out-of-pocket attorneys’ fees, expenses and costs of (x) one primary outside counsel to all indemnified persons taken as a whole, (y) if reasonably necessary, one local counsel to all indemnified persons taken as a whole in each relevant jurisdiction (which may include a single counsel acting in multiple jurisdictions) and (z) solely in the case of an actual or perceived conflict of interest where the indemnified person affected by such conflict of interest has informed you in writing of such conflict and thereafter retains its own counsel, one additional counsel in each relevant jurisdiction to each group of indemnified persons similarly situated taken as a whole, and, in all cases excluding, for the avoidance of doubt, the allocated costs of internal counsel) relating to the Transactions or any transactions related thereto and the Borrower’s use of the loan proceeds; provided that no indemnified person will have any right to indemnification for any of the foregoing to the extent resulting from such indemnified person’s own gross negligence, bad faith, willful misconduct or material breach of its obligations under the Bridge Loan Documentation, in each case, as determined by a court of competent jurisdiction in a final and non-appealable judgment.

Annex B –Bridge Facility Term Sheet

Expenses:	The Borrower shall pay (a) all reasonable and documented out-of-pocket expenses (limited, in the case of attorney’s fees, to reasonable and documented out-of-pocket fees and expenses of one primary outside counsel and, to the extent necessary, one local counsel, excluding, in each case, the allocated costs of internal counsel) of the Bridge Administrative Agent (promptly following written demand therefore) associated with the syndication of the Bridge Facility and the preparation, negotiation, execution, delivery and administration of the Bridge Loan Documentation and any amendment or waiver with respect thereto and (b) all reasonable and documented out-of-pocket expenses (limited, in the case of attorney’s fees, to reasonable and documented out-of-pocket fees and expenses of one primary outside counsel and, to the extent necessary, one local counsel, excluding, in each case, the allocated costs of internal counsel) of the Bridge Administrative Agent and the Bridge Lenders promptly following written demand therefore in connection with the enforcement of the Bridge Loan Documentation or protection of rights; provided that in the case of reimbursement of counsel for Bridge Lenders other than the Bridge Administrative Agent, such payment shall be limited to one external counsel for all such Lenders plus customary exceptions for conflicts and local counsel, as applicable.

Governing Law and Forum:	The Bridge Loan Documentation will provide that each party thereto will submit to the exclusive jurisdiction and venue of the federal and state courts of the State and County of New York (except to the extent the Bridge Administrative Agent or any Bridge Lender requires submission to any other jurisdiction in connection with the exercise of any rights under any security document or the enforcement of any judgment). New York law will govern the Bridge Loan Documentation.

Waiver of Jury Trial and Punitive and Consequential Damages:	All parties to the Bridge Loan Documentation waive the right to trial by jury and the right to claim punitive or consequential damages.

Counsel for the Bridge Lead Arranger and the Bridge Administrative Agent:	Cahill Gordon & Reindel LLP.

Annex B –Bridge Facility Term Sheet

SCHEDULE I TO ANNEX B

INTEREST RATES ON THE BRIDGE LOANS

Interest Rate:

The Bridge Loans will bear interest for the first three month period commencing on the Closing Date at a variable rate per annum (the “Applicable Interest Rate”) equal to the sum of (a) the three-month LIBOR Rate plus (b) 525 basis points (the “Applicable Margin”).

The Applicable Margin will increase by an additional 0.50% following each three-month period after the Closing Date. Notwithstanding the foregoing, the interest rate on the Bridge Loans will not at any time prior to the Initial Maturity Date exceed the Total Cap (as defined in the Fee Letter).

Interest will be payable quarterly in arrears and on the Initial Maturity Date and will be calculated on the basis of the actual number of days elapsed in a year of 360 days.

Upon the occurrence of a Demand Failure Event (as defined in the Fee Letter), all outstanding Bridge Loans will accrue interest at the Total Cap.

The “LIBOR Rate” will be defined and calculated as specified in the ABL Documentation; provided that at no time will the LIBOR Rate be deemed to be less than 1.00% per annum.

Default Rate:	(a) Automatically upon the occurrence and during the continuance of any payment event of default or upon a bankruptcy event of default of the Borrower or any other Credit Party or (b) at the election of the Required Lenders and upon written notice to the Borrower, upon the occurrence and during the continuance of any other event of default, all outstanding principal, fees and other obligations under the Bridge Facility will bear interest at a rate per annum of 2.00% in excess of the rate then applicable to the Bridge Loans, payable on demand of the Bridge Administrative Agent. Such Default Rate may be in excess of any cap or limitation on yield or interest rate set forth in this Commitment Letter or in the Fee Letter.

Schedule I to Annex B –Bridge Facility Term Sheet

1

SCHEDULE II TO ANNEX B

EXTENDED TERM LOANS

SUMMARY OF PROPOSED TERMS AND CONDITIONS

Capitalized terms used herein without definition will have the meanings given to them in the Summary of Proposed Terms and Conditions for the Bridge Facility to which this Schedule II is attached.

Borrower:	The Company.

Guarantors:	Same as the Guarantors of the Bridge Loans.

Security:	None.

Ranking:	Same as the Bridge Loans.

Maturity:	Eight years from the Closing Date.

Interest Rate:	The Extended Term Loans will bear interest at the Total Cap.

Default Rate:	The Extended Term Loans will bear default interest at a rate per annum of 2.00% in excess of the rate otherwise applicable thereto, which may be in excess of the Total Cap.

Mandatory Prepayment:	Same as the mandatory prepayments for the Bridge Loans.

Voluntary Prepayment:	The Extended Term Loans may be prepaid, in whole or in part, in minimum denominations to be agreed, at par, plus accrued and unpaid interest upon not less than one business day’s prior written notice, at the option of the Borrower at any time.

Schedule II to Annex B –Bridge Facility Term Sheet

1

SCHEDULE III TO ANNEX B

EXCHANGE NOTES

SUMMARY OF PROPOSED TERMS AND CONDITIONS

Capitalized terms used herein without definition will have the meanings given to them in the Summary of Proposed Terms and Conditions for the Bridge Facility to which this Schedule III is attached.

Issuer:	The Company.

Guarantors:	Same as the Guarantors of the Bridge Loans.

Security:	None.

Principal Amount:	The Exchange Notes will be available only in exchange for the Extended Term Loans. The principal amount of the Exchange Notes will equal 100% of the aggregate principal amount of the outstanding Extended Term Loans for which they are exchanged and will have the same ranking as the Extended Term Loans for which they are exchanged.

Ranking:	Same as the Bridge Loans.

Maturity:	Eight years from the Closing Date.

Interest Rate:	The Exchange Notes will bear interest at the Total Cap.

Default Rate:	The Exchange Notes will bear default interest at a rate per annum of 2.00% in excess of the rate otherwise applicable thereto, which may be in excess of the Total Cap.

Mandatory Redemption:	No mandatory redemption provisions other than 101% change of control put and customary asset sale offer to redeem provisions.

Optional Redemption:

The Exchange Notes will be non-callable until the third anniversary of the Closing Date. Thereafter, each such Exchange Note will be callable at par plus accrued interest plus a premium equal to 75% of the coupon on such Exchange Note, which premium shall decline to 50% of the coupon in the fifth year after the Closing Date, 25% of the coupon in the sixth year after the Closing Date and to zero thereafter.

Prior to the third anniversary of the Closing Date, the Issuer may redeem such Exchange Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the third anniversary of the Closing Date plus 50 basis points.

Prior to the third anniversary of the Closing Date, the Issuer may redeem up to 35% of such Exchange Notes with proceeds from an equity offering at a price equal to par plus the coupon on such Exchange Notes.

Schedule III to Annex B –Bridge Facility Term Sheet

1

The optional redemption provisions will be otherwise customary for high yield debt securities.

Registration Rights:	The Borrower will file, within 120 days after the first issuance of Exchange Notes (the date of such issuance, the “Issue Date”) and will use its best efforts to cause to become effective, a “shelf” registration statement with respect to the Exchange Notes within 180 days after the Trigger Date. The Borrower will keep the registration statement for the Exchange Notes effective until it is no longer needed to permit unrestricted resales of the Exchange Notes; provided that in no event shall the Borrower be required to keep such shelf registration statement effective for more than two years after the effective date. If a shelf registration statement for the Exchange Notes has either (a) not been filed on or prior to the 120th day after the Issue Date or (b) not been declared effective on or prior to the date that is 210 days after the Issue Date, the Borrower will pay liquidated damages in the form of additional interest of 0.25% per annum (increasing by 0.25% per annum at the end of each 60-day period thereafter until such registration statement has become effective up to a maximum of 1.00% per annum in additional interest). The Borrower will also pay such additional interest for any period of time that the registration statement or prospectus is not available for resale thereunder. In addition, the holders of the Exchange Notes will have the right to piggy-back in the registration of any debt securities that are registered by the Borrower unless all the Exchange Notes will be redeemed from the proceeds of such securities. Such liquidated damages may be in excess of the Total Cap.

Right to Resell Notes:	Any Bridge Lender (and any subsequent holder) will have the absolute and unconditional right to resell the Exchange Notes to one or more third parties, whether by assignment or participation and subject to compliance with applicable securities laws.

Representations and Warranties; Covenants; Events of Default:	Substantially similar to those for the Bridge Loans.

Governing Law and Forum:	New York.

Miscellaneous:	Customary provisions regarding consent to jurisdiction, waiver of jury trial and punitive and consequential damages service of process, yield protection, tax gross-ups and other miscellaneous matters.

Counsel to the Lead Arranger:	Cahill Gordon & Reindel LLP.

Schedule III to Annex B –Bridge Facility Term Sheet

2

ANNEX C

$1,250 MILLION SENIOR SECURED ASSET-BASED FACILITY

$825 MILLION SENIOR UNSECURED BRIDGE FACILITY

CONDITIONS ANNEX

Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Commitment Letter to which this Annex is attached, Annex A to the Commitment Letter or Annex B to the Commitment Letter, as applicable

Closing and the making of the initial extensions of credit under the Facilities will be subject to the satisfaction of the following conditions precedent:

1.    The negotiation, execution and delivery of the ABL Documentation and Bridge Loan Documentation (collectively, the “Financing Documentation”), which shall be consistent, in each case, with the Commitment Documents. Solely with respect to the ABL Facility, the ABL Administrative Agent shall have received a signed borrowing base certificate and prior notice of borrowing with respect to all loans to be made under the ABL Facility on the Closing Date, and the aggregate amount of such loans shall not exceed, on the Closing Date, (a) if the Borrowing Base has not been determined on or before the Closing Date (as contemplated in the “Availability” section of the ABL Term Sheet), $850 million and (b) in all other cases, $900 million, minus, in either case, the amount by which the sum of all Notes issued on or before the Closing Date (into escrow or otherwise) and all Bridge Loans issued on the Closing Date exceeds $625 million.

2.    The Administrative Agents and the Lead Arrangers shall have received customary and reasonably satisfactory legal opinions (including, without limitation, opinions of special counsel and local counsel as may be reasonably requested by the Administrative Agents), which shall expressly permit reliance by the successors and permitted assigns of each of the Administrative Agents and the Lenders, customary evidence of authorization, organizational documents, customary insurance certificates, good standing certificates (with respect to the applicable jurisdiction of incorporation or organization of each Credit Party) and customary officer’s certificate.

3.    Solely with respect to the ABL Facility and subject to the Limited Conditionality Provision, the Lead Arrangers shall have received reasonably satisfactory evidence that the ABL Administrative Agent (on behalf of the Lenders) shall have a valid and perfected first priority (subject to certain exceptions to be set forth in the Financing Documentation) lien and security interest in the Collateral (including, without limitation, receipt of all certificates evidencing pledged capital stock or membership or partnership interests, as applicable, with accompanying executed stock powers, all UCC financing statements to be filed in the applicable government UCC filing offices, all intellectual property security agreements to be filed with the United States Copyright Office or the United States Patent and Trademark Office, as applicable), and all filings, recordations and customary lien searches necessary or desirable in connection with the security interests in and liens on the Collateral shall have been duly made or obtained and all filing and recording fees and taxes in connection therewith shall have been duly paid (or will be paid in connection with the consummation of the Transactions).

4.    Since the date of the Acquisition Agreement, there shall not have occurred an Acquired Company Material Adverse Effect with respect to the Acquired Company or any event, change or effect that would, individually or in the aggregate, reasonably be expected to have an Acquired Company Material Adverse Effect. “Acquired Company Material Adverse Effect” means any event, circumstance, occurrence, fact, condition, development, effect or change that (a) has a material

Annex C– Conditions Annex

adverse effect on the ability of Company to perform its obligations under this Agreement and to consummate the Merger and the transactions contemplated by this Agreement or (b) would reasonably be expected to, individually or in the aggregate, be materially adverse to the business, properties, assets, results of operations or condition (financial or otherwise) of Company and its Subsidiaries, taken as a whole; provided, that in no event shall any events, circumstances, occurrences, facts, conditions, developments, effects or changes, alone or in combination, be deemed to constitute or be taken into account in determining whether there has been or may be a Company Material Adverse Effect under clause (b) to the extent arising out of, relating to or resulting from any of the following: (i) changes generally affecting the U.S. economy or U.S. political conditions, including the results of any primary or general elections, (ii) changes in general financial, debt, credit, capital or banking markets or conditions (including any disruption thereof) in the United States, (iii) changes in interest, currency or exchange rates or the price of any commodity, security or market index, (iv) changes in legal or regulatory conditions, including changes or proposed changes in Law, GAAP or other accounting principles or requirements, or standards, interpretations or enforcement thereof or the failure of any such proposed, discussed or contemplated changes to be implemented, (v) changes in Company’s and its Subsidiaries’ industry in general or customary seasonal fluctuations in the business of Company and its Subsidiaries, (vi) any change in the market price or trading volume of any securities or Indebtedness of Company and its Subsidiaries, any decrease of the ratings or the ratings outlook for Company and its Subsidiaries by any applicable rating agency, or the change in, or the failure of Company or its Subsidiaries to meet, or the publication of any report regarding (or relating to), any internal or public projections, forecasts, budgets or estimates of or relating to Company and its Subsidiaries for any period, including with respect to revenue, earnings, cash flow or cash position (it being understood that the underlying causes of such change, decrease or failure may, if they are not otherwise excluded from the definition of Company Material Adverse Effect, be taken into account in determining whether a Company Material Adverse Effect has occurred), (vii) the occurrence, escalation, outbreak or worsening of any hostilities, war, police action, acts of terrorism or military conflicts, whether or not pursuant to the declaration of an emergency or war or criminal or similar actions (including cyber-attacks and computer hacking) in the United States, (viii) the existence, occurrence or continuation of any earthquakes, floods, hurricanes, tropical storms or other natural disasters, (ix) the announcement or pendency of this Agreement, the identity of the parties hereto or any of their respective affiliates, including any actual or potential loss or impairment after the date hereof of any Contract or any customer, supplier, investor, landlord, partner, employee or other business relation due to any of the foregoing in this clause (ix), (x) the taking or not taking of any action to the extent expressly required by this Agreement, or (xi) any actions taken, or not taken, at the express written request of Parent, except, in the case of clauses (i), (ii), (iii), (iv), (v), (vi), (vii) and (viii), to the extent (and only to the extent) any such event, circumstance, occurrence, fact, condition, development, effect or change has a disproportionate adverse impact on Company and its Subsidiaries, taken as a whole, relative to other similarly situated participants in the industry in which Company and its Subsidiaries operate. Capitalized terms used in the definition of “Acquired Company Material Adverse Effect” shall have the meanings given to such terms in the Acquisition Agreement as of the date hereof.

5.    The Lead Arrangers will have received, in form and substance reasonably satisfactory to the Lead Arrangers, true and correct fully-executed copies of the Acquisition Agreement and all exhibits and schedules thereto (it being understood and agreed that the copy of the Acquisition Agreement delivered via email to the Commitment Parties on July 14, 2017 (including the exhibits or the

Annex C– Conditions Annex

schedules thereto) is reasonably satisfactory to the Lead Arrangers) prior to the Closing Date. The Acquisition shall be consummated substantially concurrently with the initial funding of the ABL Facility and Bridge Facility, if applicable, in accordance with the terms and conditions described in the Acquisition Agreement. The Acquisition Agreement shall not have been amended or waived, and no consent shall have been given with respect thereto, at any time on or prior to the Closing Date, in any manner that is materially adverse to the interests of the Lenders (as reasonably determined by the Lead Arrangers) without the consent of the Lead Arrangers (such consent not to be unreasonably withheld, conditioned or delayed), it being understood that, without limitation, any change in the amount or form of the purchase price, the third-party beneficiary rights applicable to the Lead Arrangers and the Lenders or the governing law shall be deemed to be materially adverse to the interests of the Lenders) unless approved by the Lead Arrangers; provided that any increase in the purchase price that is funded with common equity in excess of $250 million shall not be deemed to be materially adverse to the interest of the Lenders; provided, further, that any decrease in the purchase price of less than 10% shall not be deemed materially adverse to the interests of the Lenders.

6.    The Refinancing shall have been consummated prior to, or shall be consummated substantially simultaneously with the initial borrowing under the Facilities, and the Lead Arrangers shall have received customary payoff letters in connection therewith confirming that all indebtedness with respect thereto (other than any contingent obligations for which no claim has been made) shall have been fully repaid (except to the extent being so repaid with the proceeds of the initial borrowings under the Facilities and to the extent outstanding letters of credit are continued under the ABL Facility) and all commitments thereunder shall have been terminated and cancelled and all liens in connection therewith shall have been terminated and released, in each case prior to or concurrently with the initial borrowing under the Facilities. On the Closing Date, after giving effect to the Transactions, neither the Company nor any of its subsidiaries shall have any outstanding indebtedness for borrowed money (other than the Facilities, the Notes, the Existing Notes (or any refinancing, in whole or in part, thereof), capital leases existing on the date hereof, capital leases entered into on or after the date hereof in the ordinary course of business, other immaterial indebtedness reasonably agreed by the Lead Arrangers and any Permitted Surviving Debt (which, for purposes of this Commitment Letter and the Financing Documentation, shall mean any indebtedness of the Acquired Company or any of its subsidiaries contemplated by the Acquisition Agreement to remain outstanding after the Closing Date (any such indebtedness, the “Permitted Surviving Debt”))).

7.    The Lead Arrangers shall have received:

(a)    with respect to the Company and its subsidiaries, (i) audited consolidated balance sheets and related consolidated statements of income, shareholder’s equity and cash flows for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date, (ii) unaudited consolidated balance sheets and related consolidated statements of income and cash flows for each interim fiscal quarter ended since the last audited financial statements and at least 45 days prior to the Closing Date and (iii) unaudited consolidated balance sheets and related consolidated statements of income and cash flows for each interim fiscal month ended since the last audited financial statements and at least 30 days prior to the Closing Date;

(b)    with respect to the Acquired Company and its subsidiaries, (i) audited consolidated balance sheets and related consolidated statements of income, shareholder’s equity and cash flows for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date, (ii) unaudited consolidated balance sheets and related consolidated statements of income and cash flows for each interim fiscal quarter ended since the last audited financial statements and at least 45 days prior to the Closing Date and (iii) unaudited consolidated balance sheets and related consolidated statements of income and cash flows for each interim fiscal month ended since the last audited financial statements and at least 30 days prior to the Closing Date;

Annex C– Conditions Annex

(c)    a pro forma consolidated balance sheet and related pro forma consolidated statements of income and cash flows of the Company for the fiscal year most recently ended for which audited financial statements are provided and for the four-quarter period ending on the last day of the most recent fiscal quarter ending at least 45 days before the Closing Date, prepared after giving pro forma effect to each element of the Transactions (in accordance with Regulation S-X under the Securities Act of 1933, as amended, and including other adjustments reasonably acceptable to the Lead Arrangers) as if the Transactions had occurred on the last day of such four-quarter period (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements);

(d)    projections prepared by management of the Company of balance sheets, income statements and cashflow statements of the Company and its subsidiaries, prepared on an annual basis for the term of the ABL Facility; and

(e)    a certificate from the chief financial officer of the Company in the form attached as Annex A hereto certifying that after giving pro forma effect to each element of the Transactions the Company and its subsidiaries (on a consolidated basis) are solvent.

8.    The Lead Arrangers shall have received, at least five business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, to the extent requested in writing at least ten business days prior to the Closing Date.

9.    The Lead Arrangers shall have been afforded a period of at least 20 consecutive business days with respect to the ABL Facility after the receipt of a customary confidential information memoranda to be used in connection with the syndication of the ABL Facility, to close and to syndicate the ABL Facility; provided that such period (A) if not ended on or before August 17, 2017, shall not commence before September 5, 2017, and (B) shall not include November 22, 2017 and November 24, 2017, and, if such period has not ended on or before December 20, 2017, it shall not commence before January 3, 2018.

10.    All fees and expenses due to the Lead Arrangers, the Administrative Agents and the Lenders required to be paid on the Closing Date (including the fees and expenses of counsel for the Lead Arrangers and the Administrative Agents) will have been paid (subject, in the case of any expenses, to receipt by the Company of a reasonably detailed invoice therefor not less than two business days prior to the Closing Date), which such fees and expenses may be netted from the proceeds of the initial loans to be funded on the Closing Date.

11.    With respect to the Bridge Facility, (i) one or more investment banks reasonably satisfactory to Wells Fargo Securities (collectively, the “Investment Bank”) shall have been engaged to publicly sell or privately place the Notes, and the Investment Bank and the Bridge Lead Arranger shall have received, not later than 20 business days prior to the Closing Date (provided that such period (A) if not ended on or before August 17, 2017, shall not commence before September 5, 2017, and (B) shall not include November 22, 2017 and November 24, 2017, and, if such period has not ended on or before December 20, 2017, it shall not commence before January 3, 2018), a complete printed preliminary prospectus or preliminary offering memorandum or preliminary private placement memorandum (collectively, an “Offering Document”) suitable for use in a customary high-yield road show relating to the issuance of the Notes, which contains all usual and customary audited and unaudited historical and pro forma financial statements and other data to be included therein (including other financial data of the type and form customarily included in offering memoranda, and all other data that the Securities and Exchange Commission would require in a registered offering of such Notes or would be necessary for the Investment Bank to receive customary “comfort” (including “negative assurance” comfort) from

Annex C– Conditions Annex

independent accountants and customary legal opinions in connection with the offering of the Notes and (ii) the Investment Bank shall have been afforded a period of at least 20 consecutive business days (provided that such period (A) if not ended on or before August 17, 2017, shall not commence before September 5, 2017, and (B) shall not include November 22, 2017 and November 24, 2017, and, if such period has not ended on or before December 20, 2017, it shall not commence before January 3, 2018) following receipt of an Offering Document, including the information described in clause (i) above, to seek to place the Notes with qualified purchasers thereof. The comfort letters to be provided by the independent accountants of the Company and the Acquired Company shall be in usual and customary form (including satisfying the requirements of SAS 72), and the auditors shall be prepared to deliver such letters at the pricing date, and shall cover both the financial statements of the Company and the Acquired Company as well as financial data derived from the books and records of the Company and the Acquired Company included in such Offering Document. During such 20 business day period, the senior management of the Company and the Acquired Company shall have participated and assisted in at least one customary “roadshow” and in investor calls and meetings at times and locations as reasonably determined by the Investment Bank. The independent accountants of the Company and the Acquired Company shall also have (i) consented to the inclusion of the audited financial statements of the Company and the Acquired Company in the Offering Document and (ii) cooperated in preparing the Offering Document, including participating in standard due diligence in connection therewith as well as cooperate in preparing the pro forma financials for the Acquisition.

12.    Subject to the Limited Conditionality Provision, the (a) Specified Representations shall be true and correct in all material respects (or if qualified by materiality or material adverse effect, in all respects) on and as of the Closing Date, except that any Specified Representation that expressly relates to a given date or period shall be true and correct in all material respects (or if qualified by materiality or material adverse effect, in all respects) as of the respective date or for the respective period, as the case may be and (b) the Specified Acquisition Agreement Representations shall be true and correct in all material respects (or if qualified by materiality or material adverse effect, in all respects) to the extent required by the Limited Conditionality Provision.

Notwithstanding anything in the Commitment Letter, the Fee Letter, the Financing Documentation, or any other agreement, document, instrument or other undertaking concerning the Facilities or the financing of the Transactions to the contrary, (a) the only representations relating to the Acquired Company, the Company and their respective subsidiaries and their respective businesses the accuracy of which shall be a condition to the availability of the Facilities on the Closing Date shall be (i) such of the representations in the Acquisition Agreement made by the Acquired Company and/or the Sellers or their subsidiaries or affiliates or with respect to the Acquired Company, its subsidiaries or its business as are material to the interests of the Lenders referred to below, but only to the extent that you or your affiliates have the right to terminate your or their obligations under the Acquisition Agreement or otherwise decline to close the Acquisition as a result of a breach of any such Specified Acquisition Agreement Representations or any such Specified Acquisition Agreement Representations not being accurate (in each case, determined without regard to any notice requirement but taking into account applicable cure provisions) (the “Specified Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below) and (b) the terms of the Financing Documentation shall be in a form such that they do not impair the availability of the Facilities on the Closing Date if the Exclusive Funding Conditions are satisfied (or waived in accordance with the ABL Documentation (in the case of the ABL Facility) and by the Bridge Administrative Agent (solely with respect to the Bridge Facility), as applicable) (it being understood that, to the extent any security interest in any Collateral (as defined in the ABL Term Sheet) (other than security interests that may be perfected by (x) the filing of a financing statement under the Uniform Commercial Code, (y) with respect to equity interests which constitute certificated securities issued by any domestic subsidiary of the Company or any domestic subsidiary of the Acquired Company, in each case, to a Credit Party, the delivery of certificates evidencing such certificated securities required to be pledged pursuant to the Financing Documentation

Annex C– Conditions Annex

(other than to the extent such certificates were not made available to you by the sellers under the Acquisition Agreement or the existing lenders prior to the Closing Date, after your use of commercially reasonable efforts to obtain such certificates, which certificates may instead be delivered within five (5) business days after the Closing Date (or such later date as may be agreed to by the ABL Administrative Agent in its sole discretion)) and (z) the filing of short-form security agreements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable) is not or cannot be perfected on the Closing Date after your use of commercially reasonable efforts to do so, then the perfection of such security interests shall not constitute a condition precedent to the availability of the Facilities on the Closing Date, but instead shall be required to be perfected after the Closing Date pursuant to arrangements and timing to be mutually agreed by the ABL Administrative Agent and the Company acting reasonably (but not to exceed 60 days after the Closing Date, unless extended by the ABL Administrative Agent or otherwise expressly set forth in the applicable Term Sheet). For purposes hereof, “Specified Representations” means the representations and warranties made by the applicable Credit Parties in the applicable Financing Documentation relating to corporate existence of the Credit Parties and good standing of the Credit Parties in their respective jurisdictions of organization; power and authority, due authorization, execution and delivery and enforceability, in each case, relating to the Credit Parties entering into and performance of the Financing Documentation; no conflicts with or consents under the Credit Parties’ organizational documents or, in any material respect, applicable law; no breach or violation of material agreements (including, without limitation, the Existing Indenture); solvency as of the Closing Date (immediately after giving effect to the Transactions) of the Company and its subsidiaries on a consolidated basis (calculated consistent with Annex A hereto); use of proceeds; Federal Reserve margin regulations; the Investment Company Act; the PATRIOT Act; OFAC; FCPA, and anti-money laundering and anti-terrorism laws; and creation, validity and, subject to the parenthetical in the immediately preceding sentence, perfection of security interests in the Collateral; and the status of the Facilities and the guaranties thereof as senior debt (or equivalent term) and, to the extent applicable, “designated senior debt” (or an equivalent term). This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provision”.

Annex C– Conditions Annex

ANNEX A to

EXHIBIT C

[Form of Solvency Certificate]1

SOLVENCY CERTIFICATE

of

[THE COMPANY]

AND ITS RESTRICTED SUBSIDIARIES

[DATE]

Pursuant to the [Credit Agreement] (the “Credit Agreement”), the undersigned hereby certifies to the [ABL][Bridge] Administrative Agent and the Lenders, solely in such undersigned’s capacity as [chief financial officer] [chief operating officer] [specify other officer with similar responsibilities] of [the Company], a [            ][            ] (the “Borrower”), and not individually, as follows:

As of the date hereof, on a pro forma basis immediately after giving effect to the consummation of the Transactions on the Closing Date, including the making of the Loans under the Credit Agreement on the date hereof, and after giving effect to the application of the proceeds of such Loans:

(a)	the fair value of the assets of the Borrower and its Restricted Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise as they become due in the ordinary course of business;

(b)	the present fair saleable value of the property of the Borrower and its Restricted Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business;

(c)	the Borrower and its Restricted Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured in the ordinary course of business; and

(d)	the Borrower and its Restricted Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business contemplated as of the date hereof for which they have unreasonably small capital.

For purposes of this Solvency Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability in the ordinary course of business. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to them in the Credit Agreement.

[1]	NTD: To be updated to reflect (i) the making of Bridge Loans under the Bridge Loan Documentation, to the extent any Bridge Loans are to be funded on the Closing Date and (ii) the incurrence of notes or other debt securities, including the release (including any escrow release) of proceeds of any such notes.

Annex I to Exhibit D

The undersigned is familiar with the business and financial position of the Borrower and its Restricted Subsidiaries (taken as a whole). In reaching the conclusions set forth in this Solvency Certificate, the undersigned has made (or caused to be made) such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Borrower and its Restricted Subsidiaries (taken as a whole) after consummation of the transactions contemplated by the Credit Agreement.

[Signature Page Follows.]

D-I-2

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate in such undersigned’s capacity as [chief financial officer][chief operating officer][specify other officer with similar responsibilities] of the Borrower, on behalf of the Borrower, and not individually, as of the date first stated above.

Name:
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